    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 15, 1997



                                                              FILE NO. 333-12841

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1

                                       TO

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          NORDIC EQUITY PARTNERS CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                5090                               13-3853305
     (STATE OR OTHER JURISDICTION          (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)               IDENTIFICATION NO.)

                                120 WALL STREET
                            NEW YORK, NEW YORK 10005
                                 (212) 269-1400

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                  BJORN NYSTED
                                   PRESIDENT
                          NORDIC EQUITY PARTNERS CORP.
                                120 WALL STREET
                            NEW YORK, NEW YORK 10005
                                 (212) 269-1400

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:


               LAWRENCE G. NUSBAUM, ESQ.                                 JAY M. KAPLOWITZ, ESQ.
                 GUSRAE KAPLAN & BRUNO                                GERSTEN, SAVAGE, KAPLOWITZ,
                    120 WALL STREET                                     FREDERICKS & CURTIN, LLP
                NEW YORK, NEW YORK 10005                                   101 E. 52ND STREET
                     (212) 269-1400                                  NEW YORK, NEW YORK 10022-6102
                  FAX: (212) 809-5449                                        (212) 752-9700
                                                                          FAX: (212) 980-5192


                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.


    If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------


      TITLE OF EACH CLASS SECURITIES          AMOUNT BEING        MAXIMUM OFFERING      MAXIMUM AGGREGATE         AMOUNT OF
             BEING REGISTERED                  REGISTERED       PRICE PER SECURITY(1)   OFFERING PRICE(1)     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value(2).........         906,250              $7.00              $ 6,343,750            $1,922.35
---------------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants(3).........       2,012,500              $ .15                  301,875                91.48
---------------------------------------------------------------------------------------------------------------------------------
Common Stock $.0001 par value(4)..........       2,012,500              $8.40               16,905,000             5,122.73
---------------------------------------------------------------------------------------------------------------------------------
Common Stock $.0001 par value(5)..........         100,000              $7.00                  700,000               212.12
---------------------------------------------------------------------------------------------------------------------------------
Underwriter's Warrants(6).................          87,500                 --                        5                   (7)
---------------------------------------------------------------------------------------------------------------------------------
Underwriter's Warrants(6).................         175,000                 --                        5                   (7)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants(8).........         175,000              $ .18                   31,500                 9.55
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value(9).........          87,500              $8.40                  735,000               222.73
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value(10)........         175,000              $8.40                1,470,000               445.45
---------------------------------------------------------------------------------------------------------------------------------
Totals....................................                                                  26,487,135             8,026.41
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


 (1) Total estimated solely for the purpose of determining the registration fee.

 (2) Includes 131,250 shares of Common Stock subject to sale upon exercise of the Underwriters' Over-allotment Option granted to the Underwriters by the Company.


 (3) Includes 262,500 Redeemable Common Stock purchase warrants (the "Warrants") subject to sale upon exercise of the Underwriters' Over-allotment Option granted to the Underwriters.

 (4) Issuable upon exercise of the Warrants, together with such indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained therein.

 (5) Includes 100,000 shares of Common Stock being sold by certain selling stockholders (the "Selling Stockholders").


 (6) Represent warrants to be issued to the Underwriters to purchase 87,500 shares of Common Stock and 175,000 Warrants (the "Underwriters' Warrants"). See "Underwriting."

 (7) No fee due pursuant to Rule 457(g).

 (8) Represents Warrants issuable upon exercise of the Underwriters' Warrants.


 (9) Represents shares of Common Stock issuable upon the exercise of the Underwriters' Warrants, together with such indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained therein.


(10) Represents shares of Common Stock issuable upon the exercise of Warrants issuable upon exercise of the Underwriters' Warrants, together with such indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained therein.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          NORDIC EQUITY PARTNERS CORP.
                         ------------------------------

                             CROSS-REFERENCE SHEET
                         ------------------------------

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                   ITEM OF FORM S-1                            LOCATION IN PROSPECTUS
------------------------------------------------------  -------------------------------------
PART I -- INFORMATION REQUIRED IN PROSPECTUS
 1. Forepart of the Registration Statement and Outside
    Front Cover Page of Prospectus....................  Forepart of Registration Statement
                                                        and Outside Front Cover Page
 2. Insider Front and Outside Back Cover Pages of
    Prospectus........................................  Inside Front and Outside Back Cover
                                                        Pages of Prospectus
 3. Summary Information, Risk Factors and Ratio of
    Earnings to Fixed Charges.........................  Prospectus Summary; Risk Factors
 4. Use of Proceeds...................................  Use of Proceeds
 5. Determination of Offering Price...................  Outside Front Cover Page; Risk
                                                        Factors; Underwriting
 6. Dilution..........................................  Dilution; Risk Factors
 7. Selling Security Holders..........................  Selling Securityholders
 8. Plan of Distribution..............................  Underwriting
 9. Description of Securities to be Registered........  Prospectus Summary; Description of
                                                        Securities
10. Interest of Named Experts and Counsel.............  Legal Matters; Experts
11. Information with Respect to the Registrant........  Prospectus Summary; Risk Factors; Use
                                                        of Proceeds; Capitalization; Dividend
                                                        Policy; Selected Consolidated
                                                        Financial Data; Shares Eligible for
                                                        Future Sale; Management's Discussion
                                                        and Analysis of Financial Condition
                                                        and Results of Operations;
                                                        Management; Business; Principal and
                                                        Selling Stockholders; Certain
                                                        Transactions; Description of
                                                        Securities; Underwriting;
                                                        Consolidated Financial Statements
12. Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities....  Not Applicable

PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS
13. Other Expenses of Issuance and Distribution.......  Other Expenses of Issuance and
                                                        Distribution
14. Indemnification of Directors and Officers.........  Indemnification of Directors and
                                                        Officers
15. Recent Sales of Unregistered Securities...........  Recent Sales of Unregistered
                                                        Securities
16. Exhibits and Financial Statement Schedules........  Exhibits
17. Undertakings......................................  Undertakings

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED JANUARY 15, 1997


                          NORDIC EQUITY PARTNERS CORP.


                       875,000 SHARES OF COMMON STOCK AND

              1,750,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS


     Nordic Equity Partners Corp., a Delaware corporation (the "Company") hereby offers (the "Offering") 775,000 shares of common stock, $.0001 par value (the "Common Stock") of the Company and 1,750,000 Redeemable Common Stock Purchase Warrants (the "Warrants"). The initial public offering prices of the Common Stock and Warrants are $7.00 and $.15, respectively. This Prospectus also relates to the offering (the "Selling Securityholders Offering") of 100,000 shares of Common Stock by certain individuals (the "Selling Stockholders"). Both the offering and the Selling Securityholders Offering are being sold through Mason Hill & Co., Inc. See "Underwriting". The Common Stock and the Warrants offered hereby (sometimes hereinafter collectively referred to as the "Securities") will be separately tradeable immediately upon issuance and may be purchased separately. Investors will not be required to purchase shares of Common Stock and Warrants together or in any particular ratio. Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $8.40 (the "Exercise Price"), subject to adjustment, commencing one year after the date of this Prospectus (the "Effective Date") until the close of
business on January   , 2003 [the sixth year after the Effective Date].



     The Warrants are redeemable, in whole or in part, by the Company at a price of $.05 per Warrant, commencing one year after the Effective Date and prior to their expiration, provided that (i) prior written notice of not less than thirty
(30) days is given to the Warrantholders, and (ii) the closing bid price (as defined) of the Company's Common Stock for the twenty (20) consecutive trading days immediately prior to the date on which the notice of redemption is given, shall have exceeded $13.00 per share. Notwithstanding the foregoing, Warrantholders shall have exercise rights until the close of business the day preceding the date fixed for redemption.



     For at least five years prior to this Offering, there has been no public market for the Company's Common Stock and there has never been a market for the Company's Warrants. There can be no assurance that a public market will develop or be sustained for the Common Stock or the Warrants after the completion of the Offering. The Offering prices of the Common Stock and Warrants, exercise price and other terms of the Warrants were established by negotiations between the Company and Mason Hill & Co., Inc. (the "Representative") and J.W. Barclay & Co., Inc. ("J.W. Barclay"; the Representative and J.W. Barclay are hereinafter collectively referred to as the "Underwriters") and do not bear any direct relationship to the Company's assets, book value, results of operations or any other criteria of value. The Company has applied for the listing of the Common Stock and Warrants on the NASDAQ National Market System ("NASDAQ-NMS") under the symbols "NEPC" and "NEPCW", respectively. See "Risk Factors" and "Underwriting."

                            ------------------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK
AND IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 9 AND "DILUTION".
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                    UNDERWRITING    PROCEEDS TO
                                      PRICE TO     DISCOUNTS AND      SELLING       PROCEEDS TO
                                       PUBLIC      COMMISSIONS(1) STOCKHOLDERS(3)    COMPANY(2)
--------------------------------------------------------------------------------------------------
Per Share.........................      $7.00           $.70           $6.30           $6.30
--------------------------------------------------------------------------------------------------
Per Warrant.......................       $.15          $.015           $.135             --
--------------------------------------------------------------------------------------------------
Total(4)..........................    $6,387,500      $638,750       $5,118,750       $630,000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             See footnotes on following page of this Prospectus.

                            ------------------------

MASON HILL & CO., INC.                                  J.W. BARCLAY & CO., INC.


                THE DATE OF THIS PROSPECTUS IS           , 1997.

Footnotes to Table


(1) Does not include additional compensation to the Underwriters consisting of
    (i) a non-accountable expense allowance equal to 3% of the aggregate purchase price of the Securities, or $170,625 ($199,368.75 if the Underwriters' over-allotment option is exercised in full) none of which has been paid to date; (ii) warrants to purchase 87,500 shares of Common Stock at $8.40 per share and 175,000 Common Stock Purchase Warrants at $.18 per Warrant; and (iii) a three year consulting agreement providing for fees totalling $100,000, which is payable to the Representative in full on the closing of this Offering. For additional information concerning further agreements between the Company and the Underwriters, including an agreement to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act") See "Underwriting".



(2) After deducting Underwriting discounts and commissions, but before the payment of the Underwriters' nonaccountable expense allowance in the amount of $170,625 ($199,368.75 if the Underwriters' over-allotment option is exercised in full) and other expenses of the Offering payable by the Company (estimated at $430,000).



(3) Before deducting a 3% non-accountable expense allowance being paid by the Selling Stockholders to the Underwriters of $21,000.



(4) The Company and the Selling Stockholders have granted the Underwriters an option, exercisable within forty-five (45) days from the date of this Prospectus, to purchase up to 131,250 additional shares of Common Stock and 262,500 additional Warrants, upon the same terms and conditions set forth above, solely to cover overallotments, if any (the "Over-allotment Option"). If the Over-allotment Option is exercised in full, the Total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company, and Proceeds to the Selling Stockholders will be increased to $7,345,625, $734,562.50, $5,981,062.50 and $630,000, respectively.



     The Common Stock and Warrants are being offered on a "firm commitment" basis, subject to prior sale, when, as, and if delivered to and accepted by the Underwriters, and subject to certain other conditions and legal matters. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject orders in whole or in part. It is expected that delivery of the certificates representing the shares of Common Stock and Warrants will be made
at the offices of the Representative, in New York City, on or about           ,
1997.

                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AND THE WARRANTS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

                             AVAILABLE INFORMATION

     The Company has filed with the Washington, D.C. office of the Securities and Exchange Commission a Registration Statement (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this Offering, reference is made to the Registration Statement, including the exhibits filed therewith. Statements contained in the Prospectus as to the contents of any contract or other document are not necessarily complete and reference is made to each such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Reports and other information filed by the Company can be inspected, without charge, at prescribed rates from the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the following Regional Offices of the Commission, at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or at Northeast Regional Office, 7 World Trade Center, New York, New York 10048. The Commission maintains a World Wide Website that contains reports, proxies and information statements and other information regarding issuers that file electronically with the Commission. The Commission's World Wide Website is located at http://www.sec.gov.

     The Company intends to distribute to its stockholders annual reports containing financial statements audited and reported upon by its independent public accountants after the close of each fiscal year, and will make such other periodic reports as the Company may determine to be appropriate or as may be required by law. The Company's fiscal year ends December 31st of each year.


     In addition to the 775,000 shares of Common Stock and 1,750,000 Warrants being offered by the Company, the Registration Statement of which this Prospectus forms a part also covers 100,000 shares of Common Stock by certain Selling Stockholders. The Company consummated a private placement in August 1996, whereby the Company sold ten (10) units, each unit was comprised of a $950,000 principal amount 10% promissory note and 10,000 shares of Common Stock at a purchase price of $100,000 per unit. The Representative acted as placement agent for the Company in the August 1996 private placement. The shares of Common Stock purchased in the Private Placement are being sold through the Underwriters or a firm commitment basis in this Offering. The proceeds of the Private Placement were used by the Company for working capital purposes, including proposed acquisitions. See "Risk Factors," "Selling Stockholders" and "Underwriting".


                        ENFORCEMENT OF CIVIL LIABILITIES


     The Company was incorporated in the State of Delaware. However, all of the Company's directors and officers reside outside the United States (in Sweden and Norway) and substantially all of the assets of the Company and of such persons are located outside the United States. The Company has been advised by its Swedish counsel (Falks Advokatbyra) and its Norwegian counsel (Meltvedt, Komnaes & Co.), that (1)(a) Swedish courts would not enforce judgments of United States courts obtained in actions against the Company and/or its officers and directors predicated upon the civil liabilities provisions of the Federal securities laws, and (b) Swedish and Norwegian courts would not enforce, in original actions, liabilities against such persons predicated solely upon the Federal securities laws, and (2)(a) there is no treaty between Sweden and the United States or between Norway and the United States, and, accordingly, Swedish and Norwegian courts would have no obligations to enforce judgments of the United States obtained in actions against the Company and/or its officers and directors predicated upon the civil liabilities provisions of the Federal securities laws, and (b) Swedish and Norwegian courts, in original actions to enforce liabilities against such persons predicated solely upon the Federal securities laws would apply the "Lex loci delicti-principle" pursuant to which the law of the country in which damage has been done will be applied by Swedish and Norwegian courts. This principle is complemented by the "Irma Mignon-formula" pursuant to which the court shall apply the law of the country to which the issue in question has the closest connection. Both the "Lex loci delicti-principle" and the "Irma Mignon-formula" will most likely lead to the use of United States laws by Swedish and Norwegian Courts in a situation where a Swedish and Norwegian officer/director of a company located in the United States has caused damage to this company.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information, including financial statements and notes thereto appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, all share and per share amounts reflect a fifty-for-one and a 1,000-for-one reverse stock split of the Company's issued and outstanding Common Stock effective as of May 1994 and September 1995, respectively. All references to "$" herein are to United States dollars and all references to "Norwegian NOK" and "Swedish SEK" are to "Norwegian Krones" and "Swedish Krones", respectively. Except for $ figures relating to the Company's profits and losses which have been converted from either Norwegian NOKS or Swedish SEKS based upon the average exchange in effect during the period stated, the $ figures have been converted from either Norwegian NOKs or Swedish SEKs based upon the applicable conversion rate at the time a particular transaction or reporting event occurred. See Note 1(c) to the Financial Statements.


                                  THE COMPANY


     Nordic Equity Partners Corp.("the "Company"), through its two wholly-owned subsidiaries, Nortelco AS, a Norwegian corporation ("Nortelco"), and Storebro Machine AB, a Swedish corporation ("Storebro"), (i) imports and distributes products for use in the electronic, electrical and audio visual industries and
(ii) designs, assembles and distributes lathes, sells lathe spare parts to existing lathe owners and services, and repairs and overhauls lathes owned by third parties. All of the Company's business and sales are conducted in Sweden, Norway and Germany. However, the Company is the exclusive representative for certain companies in the United States and Japan, and, accordingly, the Company purchases products from such companies for resale in Sweden, Norway and Germany.



     Nortelco. Nortelco imports and distributes over 10,000 products for use in the electronic, electrical and audio visual industries to over 1,000 customers throughout Norway and Sweden. Nortelco's Electronics industry products include components, telecommunication and datacommunication equipment and studio and communication equipment. Nortelco's Electrical Division's products generally are divided into three main areas: explosion proof equipment and lighting, passive fire protection equipment and installation materials. The products sold in the Audio Visual Division include audio equipment (AV cassette recorders, microphones, sound systems and cassettes) overhead projectors and accessories and related equipment such as projection screens, portable and fixed video projectors, data interface equipment, conference room and auditorium furniture and related equipment and light-dimming systems. The prices of its products range from $1.00 to $100,000. Nortelco's product strategy is to have its product line consist substantially of "niche" products.



     Nortelco does not manufacture any products that it distributes. Nortelco purchases its products from over thirty (30) non-affiliated third party manufacturers worldwide including Germany and the United States. Nortelco's gross profits result primarily from the difference between the price it purchases its products from non-affiliated third party manufacturers and the price it sells such products to its customers. Nortelco also designs, installs and sells complete, customized conference rooms and auditoriums and provides after sale service and maintenance support to its customers.


     Substantially all of Nortelco's products are sold by its internal sales force which consists of approximately fifty (50) full time salespersons in Norway and Sweden. Nortelco believes that because its salespersons are experienced and have technical backgrounds, it is able to service the continuing needs of its customers and attract additional customers.


     Nortelco believes that many foreign product manufacturers avoid establishing and maintaining new operations in Sweden and Norway because of the start-up costs associated with new operations and the local competition which already exists. As a result, many of such companies enter into agreements with Nortelco for Nortelco to act as their distributor in both or one of such countries. Because Nortelco already has established operations in both countries, Nortelco believes it can distribute products for manufacturers more efficiently and inexpensively.

     Storebro. Storebro designs, assembles and distributes lathes. Storebro also sells lathe spare parts to existing lathe owners and services, repairs and overhauls lathes owned by third parties.


     Storebro sells over six different types of its lathes which include both computer numerically controlled ("CNC") lathes and traditional manually-operated lathes. Storebro distributes its lathes mainly to customers in Germany and Sweden, both through its own and independent sales representatives. The prices of its products range from $18,000-$360,000.



     In 1996, Storebro introduced the ALERT, which is a new model of lathe. The ALERT lathe is a combination of a conventional and a CNC lathe and was shown officially for the first time in May 1996 at the Gothenburger Machine Tool Show, one of the largest machine tool shows held in Sweden. The ALERT lathe can either be used as a conventional lathe or with a control system as a CNC machine. Although sales of the ALERT lathes have been minimal, the Company anticipates, although there can be no assurance, that sales of such lathes will increase in the future.



     The Company consummated two private placement offerings in July and August 1996. Pursuant to the July 1996 private placement, the Company sold 500,000 shares of Common stock at a purchase price of $.30 per share. In addition, pursuant to the August 1996 private placement, the Company sold 10 units, each unit consisting of $95,000 principal amount 10% promissory note and 10,000 shares of Common Stock, at a purchase price of $100,000 per unit. The Representative acted as placement agent for the Company in the July 1996 and August 1996 private placement offerings. The 100,000 shares of Common Stock sold by the Company in the August 1996 private placement are being sold by the Selling Stockholders through the Underwriters on a firm commitment basis. See "Underwriting". The proceeds of the private placements were used by the Company to finance, in part, the costs of the public offering, and for corporate and general working capital purposes, including proposed acquisitions.



     The Company was organized under the laws of Delaware in May 1994. From the date of its inception until May 1995, the Company was dormant, having conducted no business or activities. In May 1995, the Company entered into an agreement and plan of merger with Sherman, Goelz & Associates ("SGA"), pursuant to which SGA was merged with and into the Company. Prior to the merger, SGA had acquired Nortelco and Storebro from corporations controlled by, among others, the Company's current principal stockholders in exchange for cash and shares of Common Stock. See "Certain Transactions."


     The Company's executive office is located at 120 Wall Street, New York, New York 10005 and its telephone number at that address is (212) 269-1400.


     Unless the context requires differently, all references herein to the "Company" include Nortelco and Storebro, the Company's wholly-owned subsidiaries, as well as three wholly-owned subsidiaries of Nortelco, Nortelco System Teknikk AS, a Norwegian corporation ("Nortelco System Teknikk"), Brannteknikk AS, a Norwegian corporation ("Brannteknikk"), and Nortelco Audiatur AB, a Swedish corporation ("Nortelco Audiatur").

                                  THE OFFERING


Securities Offered By
     The Company.....................  775,000 shares of Common Stock and 1,750,000 Warrants.
     The Selling Stockholders........  100,000 shares of Common Stock.
Common Stock Outstanding Before
Offering.............................  2,400,000 shares.
Common Stock Outstanding After
Offering(1)(2).......................  3,175,000 shares.
Warrants Outstanding Before
Offering.............................  -0 -
Warrants Outstanding After
Offering.............................  1,750,000 Warrants.
     Exercise Terms..................  Each Warrant entitles the holder thereof to purchase one share of Common Stock for $8.40, during the four
                                       (4) year period commencing one year after the
                                       Effective Date, subject to adjustment in certain
                                       circumstances. See "Description of Secu-
                                       rities -- Warrants".
     Expiration Date.................  , 2003 (six years after the Effective Date).
     Redemption......................  Redeemable by the Company, in whole or in part, at a price of $.05 per Warrant, commencing one year after
                                       the Effective Date upon not less than thirty (30) days
                                       prior written notice to the holders of such Warrants,
                                       provided that the closing bid price (as defined) of
                                       the Company's Common Stock for the twenty (20)
                                       consecutive trading days immediately prior to the date
                                       on which the notice of redemption is given, shall have
                                       exceeded $13.00 per share.
Use of Proceeds......................  Repayment of indebtedness, acquisition of businesses and working capital. See "Use of Proceeds".
Risk Factors.........................  Investment in the securities offered hereby involves a high degree of risk and immediate substantial
                                       dilution. See "Risk Factors" and "Dilution".
Proposed NASDAQ Symbols:(3)
Common Stock.........................  NEPC
Warrants.............................  NEPCW


---------------


(1) Does not include (i) 131,250 shares of Common Stock subject to the Underwriters' Over-allotment Option; (ii) 87,500 shares of Common Stock and 175,000 Warrants issuable upon the exercise of the Underwriters' Warrants; or (iii) 250,000 shares of Common Stock reserved for issuance pursuant to the Company's stock option plan. See "Management", "Underwriting" and "Description of Securities".



(2) Does not include 262,500 Warrants subject to the Underwriters' Over-allotment option.


(3) The proposed trading symbols do not imply that a liquid and active market will be developed or sustained for the securities upon completion of the Offering.

                             SUMMARY FINANCIAL DATA

     The summary financial information set forth below is derived from and should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.

STATEMENT OF OPERATIONS DATA:


                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                             --------------------------------------------------------------
                                                                1995         1994       1993(1)      1992(1)      1991(1)
                                                             ----------   ----------   ----------   ----------   ----------
                                                                                                          (UNAUDITED)
Net Sales..................................................  25,531,000   21,081,000   11,527,000   13,237,000   10,732,000
Cost of Goods Sold.........................................  15,318,000   12,296,000    6,445,000    7,524,000    6,027,000
Gross Profit...............................................  10,213,000    8,785,000    5,082,000    5,713,000    4,705,000
Operating Expenses Selling, General and Administrative.....   8,707,000    7,408,000    3,910,000    4,419,000    3,812,000
Interest...................................................     536,000      511,000      830,000    1,043,000      943,000
Depreciation and Amortization..............................     503,000      376,000      300,000      453,000      289,000
Earnings (Loss) Before Other Income Taxes, Extraordinary
  Income and Minority Interest.............................     467,000      490,000       42,000     (202,000)    (339,000)
Other Income
Interest Earned............................................      84,000       30,000       18,000       29,000          -0-
Other Earnings (Loss)......................................     210,000       62,000     (114,000)      46,000      970,000
Earnings (Loss) Before Taxes and Minority Interest.........     761,000      582,000      (54,000)    (127,000)     631,000
Provision for Taxes........................................     254,000      136,000       35,000       36,000      177,000
Earnings (Loss) Before Minority Interest...................     507,000      446,000      (89,000)    (163,000)     454,000
Minority Interest..........................................         -0-       54,000      (31,000)      51,000       91,000
Net Earnings (Loss)........................................     507,000      392,000      (58,000)    (112,000)     363,000
Net Earnings (Loss) Per Share:
Net Earnings (Loss) Before Extraordinary Income............        0.28         0.22         0.05         0.06        (0.32)
Net Earnings/(Loss)........................................        0.28         0.22        (0.03)        0.06         0.20
Weighted Average Number of Common Stock Outstanding........   1,800,000    1,799,705    1,799,690    1,799,690    1,799,690


---------------


(1) Pooling of interests accounting results in all the historical financial information being retroactively adjusted to reflect the business combination.



                                                                                                FOR THE NINE MONTHS
                                                                                                       ENDED
                                                                                                   SEPTEMBER 30,
                                                                                              -----------------------
                                                                                                 1996         1995
                                                                                              ----------   ----------
                                                                                                    (UNAUDITED)
Net Sales...................................................................................  19,234,000   18,861,000
Cost of Goods Sold..........................................................................  11,382,000   11,201,000
Gross Profits...............................................................................   7,852,000    7,660,000
Operating Expenses Selling, General and Administrative......................................   6,715,000    6,312,000
Interest....................................................................................     387,000      382,000
Depreciation and Amortization...............................................................     350,000      416,000
Earnings Before Other Income, Taxes, Extraordinary Income and Minority Interest.............     400,000      550,000
Other Income Interest Earned................................................................     160,000      162,000
Other Earnings (Loss).......................................................................     (36,000)       5,000
Earnings (Loss) Before Taxes and Minority Interest..........................................     524,000      717,000
Provision for Taxes.........................................................................     161,000      205,000
Earnings (Loss) Before Minority Interest....................................................     363,000      512,000
Minority Interest...........................................................................         -0-       78,000
Net Earnings (Loss).........................................................................     363,000      434,000
Net Earnings (Loss) Per Share:
Net Earnings (Loss) Before Extraordinary Income.............................................        0.19         0.24
Net Earnings (Loss).........................................................................        0.19         0.24
Weighted Average Number of Common Stock Outstanding.........................................   1,937,500    1,800,000

CONSOLIDATED BALANCE SHEET DATA:


                                                                                       DECEMBER 31,
                                                                -----------------------------------------------------------
                                                                   1995        1994         1993        1992        1991
                                                                ----------   ---------   ----------   ---------   ---------
                                                                                                           (UNAUDITED)
Working Capital...............................................   1,648,000   1,007,000       21,000    (292,000)   (591,000)
Total Assets..................................................  11,240,000   9,169,000   10,440,000   9,551,000   8,619,000
Current Liabilities...........................................   7,674,000   6,458,000    4,387,000   3,517,000   3,218,000
Long-Term Debt................................................   1,276,000   1,340,000    5,559,000   5,894,000   5,442,000
Stockholder's Equity..........................................   2,290,000   1,371,000      494,000     141,000     (41,000)



                                                                                                SEPTEMBER 30, 1996
                                                                                              -----------------------
                                                                                                ACTUAL     ADJUSTED(1)
                                                                                              ----------   ----------
                                                                                                    (UNAUDITED)
Working Capital.............................................................................   3,972,000    8,390,125
Total Assets................................................................................  12,563,000   15,531,125
Current Liabilities.........................................................................   8,591,000    7,141,000
Long-Term Debt..............................................................................   1,174,000    1,174,000
Stockholder's Equity........................................................................   2,798,400    7,216,525


---------------


(1) The adjusted column reflects the changes that will occur upon completion of this offering.

                                  RISK FACTORS

     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE IN NATURE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE MADE BY ANY INVESTOR WHO CANNOT AFFORD THE LOSS OF HIS ENTIRE INVESTMENT. EACH PROSPECTIVE PURCHASER SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND SPECULATIVE FACTORS ASSOCIATED WITH THIS OFFERING, AS WELL AS OTHERS DESCRIBED ELSEWHERE IN THIS PROSPECTUS, BEFORE MAKING ANY INVESTMENTS.


     1. Dependence by Nortelco on Third Party Manufacturers and
Suppliers. Nortelco does not own or operate any manufacturing or production facilities. Nortelco distributes products which are manufactured and supplied by third party companies. While Nortelco has exclusive agreements with such manufacturers and suppliers, these companies could terminate their relationships with Nortelco at any time. Although no products from any of Nortelco's suppliers accounted for more than 5% of the gross sales of the Company for the year ended December 31, 1995 or the nine months ended September 30, 1996, the loss of business from a number of manufacturers and suppliers as a result of change in sales or distribution practices or otherwise, would have a material adverse affect on Nortelco's operations. Although the Company believes it has good relationships with its manufacturers and suppliers, and that it could readily obtain other suppliers of similar products, there can be no assurances that Nortelco would not experience delays in locating alternative sources for such products. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business."



     2. Storebro's Dependence on a Single Product Line. Sales of lathes and lathe parts and the servicing and repairing of lathes by Storebro for the year ended December 31, 1995 and the nine months ended September 30, 1996 accounted for approximately $4,109,000 and $2,597,000 of the Company's revenues, respectively, or 16.1% and 13.5% of the Company's revenues, respectively. Although Storebro offers for sale a variety of different lathes, Storebro's business is dependent on sales of lathes. A substantial reduction in lathe sales could have a material adverse effect on the Company's results of operations. See "Business."



     3. Need for Additional Financing. The Company believes that the net proceeds from the sale of the Securities offered hereby will be sufficient to fund the Company's operations for a period of approximately one year following the completion of this Offering. In addition, the Company's strategy is to acquire companies with related and complimentary businesses, although the Company has not presently identified any specific acquisitions. The continued expansion and operation of the Company's business beyond such one year period and its ability to make acquisitions may be dependent upon its ability to obtain additional financing. There can be no assurances that the Company will be able to obtain such additional financing on acceptable terms or at all. In the event that the Company is unable to obtain additional financing, the Company will not be able to achieve all of its growth and expansion plans. See Managements's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds."


     4. Foreign Manufacturing. A substantial portion of the Company's business consists of sales of products manufactured outside of Sweden and Norway. Foreign manufacturing is subject to a number of risks, including transportation delays and interruptions, political and economic disruptions, the impositions of tariffs and import and export controls and changes in governmental policies. While the Company has not, to date, experienced any material adverse effects due to such risks, there can be no assurance that such events will not occur in the future with the result of possible increases in costs and delays of, or interferences with, product deliveries resulting in losses of revenues and goodwill. See "Business."

     5. Sensitivity to Economic and Other Conditions. The Company's businesses may be affected by changes in economic conditions. A downturn in the economy in one or more markets served by the Company, particularly Norway, Sweden or certain other European countries, could have a material adverse effect on the Company's operations. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

     6. Acquisition Strategy. The Company's growth strategy includes the acquisition of entities with businesses and/or assets similar to the Company's. The Company continually seeks acquisition candidates in selected markets and from time to time engages in exploratory discussions with suitable candidates. There can be no assurance, however, that the Company will be able to identify and acquire appropriate businesses or obtain financing for such acquisitions on satisfactory terms. The process of integrating acquired businesses into the Company's operations may result in unforeseen difficulties and may require a disproportionate amount of resources and management's attention. Future acquisitions may be financed through the issuance of Common Stock, which may dilute the Company's shareholders, or through the incurrence of additional indebtedness. Furthermore, there can be no assurance that competition for acquisition candidates will not escalate, thereby increasing the costs of making acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     7. Competition. Nortelco and Storebro both compete in markets that are extremely competitive and sensitive to changing consumer preferences and demands. Each such corporation competes against many companies that are better known with better known brand products, substantially larger and more diversified, and have substantially greater financial, employee and marketing resources than either of such corporations, as well as greater name recognition and the ability to develop and market products similar to and more competitively priced than those distributed by such corporations. Nortelco's competitors include Hawke, Ltd. (England), Group Schneider, Ltd. (France), Wandel & Guterman GmbH (Germany), Asea Brown Bowery AS (Norway) and Audio Grafiska (Norway), and Storebro's competitors include Emco Maier GmbH (Austria), Gildemeister N.E.F.-Drehmaschinen GmbH (Germany), A. Monforts GmbH & Co. Maschinenfabrik (Germany), Traub AG (Germany), Yamazaki Mazak Corporation (Japan), Okuma Machinery Works Ltd. (Japan), Mori Seiki Co., Ltd. (Japan). No assurances can be given that either of such companies will be able to compete in their respective markets. See "Business."



     8. Foreign Currency and Foreign Exchange Regulation. The Company's sales are invoiced primarily in the Swedish Krone and the Norwegian Krone. An increasing value of the Swedish Krone and the Norwegian Krone would make the Company's products more expensive to its buyers. Fluctuations in exchange rates of the Swedish Krone and the Norwegian Krone against foreign currencies and the translation of such currencies into U.S. dollars for determining the Company's financial statements could adversely affect the Company's results and operations. Furthermore, there can be no assurances that the Company will be able to forecast and adjust to a rapid fluctuation in the international currency market.



     9. Lack of Experience of the Representative. The Representative was organized in March 1995, was first registered as a broker dealer in December 1995, and became a member firm of the NASD in December 1995. The Representative is principally engaged in retail brokerage and market making activities and various corporate finance projects. Although the Representative has acted as a placement agent in private offerings and has participated as a member of the underwriting syndicate or as a selected dealer in four prior public offerings, it only has acted as the lead managing underwriter in one prior public offering and has co-managed one other public offering. No assurance can be given that the Representative's lack of experience as a lead managing underwriter of public offerings will not adversely affect the Offering and the subsequent development of a liquid public trading market in the Company's securities.



     10. Broad Discretion in Application of Proceeds. Approximately 4.5% of the net proceeds of this Offering will be applied to working capital and general corporate purposes. Accordingly, management will have a broad discretion over the use of proceeds. See "Use of Proceeds."



     11. Dependence Upon Management; No "Key Man Life Insurance"; Attraction and Retention of Key Personnel. The success of the Company will be dependent on the efforts of Bjorn Nysted, the Company's President, Goran Haggqvist, the Company's Chairman of the Board, and Kjell Sjostrand, the Company's Chief Financial Officer, Treasurer and Secretary, all of whom are employed for three year terms commencing on the completion of this Offering. Following completion of this Offering, Messrs. Nysted, Haggqvist and Sjostrand intend to fully devote their time to the business and operations of the Company. Although the Company intends in the future to obtain "key man life insurance," the Company currently has no such insurance on the life of any of its employees. The loss of the services of Mr. Nysted, Mr. Haggqvist or Mr. Sjostrand may adversely affect the Company's business and prospects. The success of the Company's business will also be dependent upon its ability to attract and retain other qualified personnel. There can be no assurances that the Company will be successful in attracting or retaining such personnel. See "Management."

     12. Product Liability. Nortelco has approximately $500,000 in product liability insurance. Nortelco believes that, generally, the manufacturers of its products also have product liability insurance for their respective products. Storebro has approximately $2,000,000 of product liability insurance. To date, neither Nortelco or Storebro has been a party to any material product liability claims asserted against them, and believe their respective product liability insurance policies are sufficient. However, no assurance can be given that in the future a claim will not be made against the Company and such insurance will not be sufficient.


     13. Control by Management. The Company's officers and directors currently own and have the power to vote 68.5% of the shares of Common Stock. In addition, upon the completion of this Offering, management of the Company will continue to beneficially own shares of Common Stock representing 51.9% of all votes entitled to be cast. Accordingly, management of the Company will, as a practical matter, be in a position to elect a majority of the directors of the Company and to control the Company's day-to-day affairs. See "Principal Stockholders" and "Description of Securities."


     14. Anti-Takeover Provisions. The Company's Certificate of Incorporation permits its Board of Directors to designate the terms of and issue shares of Preferred Stock (subject to the prohibition of the Company issuing such shares for two years from the Effective Date, without the consent of the Underwriter). These provisions, might render it more difficult, and therefore discourage, an unsolicited takeover proposal such as a proxy contest or the removal of incumbent management, even if such actions would be in the best interest of the Company's stockholders. See "Description of Securities -- Preferred Stock."

     15. Shares Eligible for Future Sale. The Company currently has 2,400,000 shares of Common Stock outstanding that are "restricted securities", as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In general, under Rule 144, a person who has satisfied a two-year holding period may, under certain circumstances, sell within any three month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in such shares during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity or other limitation by a person who is not an affiliate of the Company and who has satisfied a three-year holding period. Any substantial sale of restricted securities under Rule 144 could have a significant adverse effect on the market price of the Company's securities.


     Giving effect to the sale of 775,000 by the Company and 100,000 shares by the Selling Stockholders, the Company will have issued and outstanding 3,175,000 shares of its Common Stock, of which 2,300,000 will be "restricted securities". See "Shares Eligible for Future Sale."



     All Company's securityholders, on the date hereof, have agreed not to publicly sell, for a period of two (2) years from the date of this Prospectus, any shares of the Company's Common Stock without the prior written consent of the Representative. The Underwriter's decision whether to release such individuals from their lock-ups will be dependent upon market conditions, including the need to maintain orderly market conditions.



     16. Immediate and Substantial Dilution. As of September 30, 1996, the net tangible book value of the Company was $2,027,000 or approximately $.84 per share of Common Stock, based on 2,400,000 shares outstanding on such date. Investors participating in this Offering will incur immediate dilution in net tangible book value of $4.97 per share of Common Stock, which is approximately 71%, based upon the Offering Price of $7.00 per share for the Common Stock. All of the Company's present stockholders purchased their shares at a price substantially less than Offering Price herein. See "Dilution."


     17. No Dividends and None Anticipated. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. To date, no dividends have been declared or paid on the Common Stock, and the Company does not intend to declare any dividends in the foreseeable future. It is currently anticipated that earnings, if any, will be used to develop and finance the Company's proposed business operations. See "Dividend Policy."

     18. No Assurance of Public Market; Determination of Offering Price; Volatility of Stock Price. Prior to this Offering, there has been no sustained public market for the Company's Common Stock and no public market for the Company's Warrants. There can be no assurance that a trading market will develop or be sustained after this Offering. The initial public offering prices of the Securities and the exercise price and other terms of the Warrants were established by negotiations between the Company and the Underwriters and do not bear any direct relationship to the Company's assets, book value, results of operations or any other criteria of value. In addition, factors such as quarterly variations in the Company's actual or anticipated results of operations may cause the market price of the Common Stock and Warrants to fluctuate significantly. Furthermore, the stock market may experience extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of the Company's Common Stock and Warrants. See "Underwriting".


     19. NASDAQ Eligibility and Maintenance Requirements; Possible Delisting of Securities from NASDAQ Market; Risks of Low-Priced Stocks. Prior to this Offering, there has been no sustained public trading market for the Company's securities and there is no assurance that a sustained public trading market for the Company's securities will develop after the completion of this Offering. If a trading market does in fact develop for the securities offered hereby, there can be no assurance that it will be sustained.

     The Company has applied for listing of the Common Stock and Warrants on NASDAQ-NMS upon the Effective Date. The Commission has approved rules for imposing criteria for listing of securities on NASDAQ-NMS, including standards for maintenance of such listing. In order to qualify for initial quotation of securities on NASDAQ-NMS, a company, among other things, must have at least $4,000,000 in net tangible assets, $3,000,000 in market value of the public float and a minimum bid price of $5.00 per share. For continued listing, a company, among other things, must have at least $1,000,000 in net tangible assets, $1,000,000 in market value of the public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy NASDAQ-NMS maintenance criteria for listing in the future, its securities may be delisted from NASDAQ-NMS. In such event, the Company would seek to list its securities on the NASDAQ SmallCap Market, however, if it is unsuccessful, trading, if any, in the Company's securities would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Company's securities.

     20. Penny Stock Regulation. In the event that the Company is unable to satisfy the maintenance criteria requirements for the NASDAQ-NMS and its Common Stock falls below the minimum bid price of $5.00 per share for the initial quotation, the Company would seek to list its securities on the NASDAQ SmallCap Market. If it was unsuccessful, trading would be conducted in the "Pink Sheets" or the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on NASDAQ, or the Company's having $2,000,000 in stockholders' equity, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), for non-NASDAQ and non-exchange listed securities. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

     The Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ, and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,
(ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a risk disclosure schedule explaining the penny stock market and the risks associated therewith.

     If the Company's securities were to become subject to the regulations applicable to penny stocks, the market liquidity for the securities would be severely affected, limiting the ability of broker-dealers to sell the securities and the ability of purchasers in this Offering to sell their securities in the secondary market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.


     21. Potential Adverse Effect of Redemption of Warrants. The Warrants offered hereby are redeemable, in whole or in part, at a price of $.05 per Warrant, commencing one year after the Effective Date and prior to their expiration; provided that (i) prior notice of not less than 30 days is given to the Warrantholders; (ii) the closing bid price of the Company's Common Stock for the twenty (20) consecutive trading days immediately prior to the date on which the notice of redemption is given, shall have exceeded $13.00 per share; and
(iii) Warrantholders shall have exercise rights until the close of the business day preceding the date fixed for redemption. Notice of redemption of the Warrants could force the holders to exercise the Warrants and pay the Exercise Price at a time when it may be disadvantageous for them to do so, or to sell the Warrants at the current market price when they might otherwise wish to hold them, or to accept the redemption price, which may be substantially less than the market value of the Warrants at the time of redemption. The Company has agreed to use its best efforts to keep the registration statement current in connection with any proposed exercise of the Warrants. Further, the Warrants may not be exercised unless the registration statement pursuant to the Securities Act covering the underlying shares of Common Stock is current and such shares have been qualified for sale, or there is an exemption from applicable qualification requirements, under the securities laws of the state of residence of the holder of the Warrants. Although the Company does not presently intend to do so, the Company reserves the right to call the Warrants for redemption whether or not a current prospectus is in effect or such underlying shares are not, or cannot be, registered in the applicable states. Such restrictions could have the effect of preventing certain Warrantholders from liquidating their Warrants. Further, in the event the Company does not have a current registration statement in effect, the Company would be unable to call the Warrants for redemption. See "Description of Securities -- Warrants."


     22. Current Prospectus and State Blue Sky Registration Required to Exercise Warrants. Holders of the Warrants will have the right to exercise the Warrants for the purchase of shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the applicable state or states. The Company has undertaken and intends to file and keep current a prospectus which will permit the purchase and sale of the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. In addition, purchasers may buy Warrants in the aftermarket or may move to jurisdictions in which the shares of Common Stock issuable upon exercise of the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In such event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares could be registered or qualified for sale in the jurisdiction in which such purchasers reside, or an exemption to such qualification exists or is granted in such jurisdiction. The Warrants may lose or be of no value if a prospectus covering the shares issuable upon the exercise thereof is not kept current or if such underlying shares are not, or cannot be, registered in the applicable states. See "Description of Securities-Warrants."


     23. Relationship of Underwriters to Trading. The Underwriters may act as brokers or dealers with respect to the purchase or sale of the Common Stock and the Warrants in the over-the-counter market where each is expected to trade. The Representative also has the right to act as the Company's exclusive agent in connection with any future solicitation of warrantholders to exercise their Warrants. Unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, the Representative will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities during a period beginning nine business days prior to the commencement of any such solicitation and ending on the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Representative may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, the Representative and soliciting broker/dealers may be unable to continue to make a market in the Company's securities during certain periods while the exercise of Warrants is being solicited. Such a limitation, while in effect, could impair the liquidity and market price of the Company's securities.

     24. Underwriter's Warrants and Registration Rights. In connection with this Offering, the Company has agreed to sell to the Underwriters, for $10, the Underwriters' Warrants which entitle the Underwriters to purchase up to 87,500 shares of Common Stock and/or 175,000 Warrants, respectively. The securities issuable upon exercise of the Underwriters' Warrants are identical to those offered pursuant to this prospectus. The Underwriters' Warrants are exercisable at $8.40 and $.18, respectively, for a period of four years commencing one year from the Effective Date. The exercise of the Underwriters' Warrants and the Warrants contained in the Underwriters' Warrants may dilute the value of the shares of Common Stock to be acquired by holders of the Warrants, may adversely affect the Company's ability to obtain equity capital, and, if the Common Stock issuable upon the exercise of the Underwriters' Warrants and the Warrants contained in the Underwriters' Warrants are sold in the public market, may adversely affect the market price of the Common Stock. The Underwriters have been granted certain "piggyback" and demand registration rights for a period of five years from the Effective Date with respect to the registration under the Securities Act of the securities directly or indirectly issuable upon exercise of the Underwriters' Warrants. The exercise of such rights could result in substantial expense to the Company. See "Underwriting."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale the Securities offered hereby are estimated to be approximately $4,418,125 ($5,251,693.80 if the Underwriters' Over-allotment Option is exercised in full) after deducting underwriting commissions and discounts and other expenses of the Offering. The Company expects to use the net proceeds approximately as follows:



                                                                               APPROXIMATE
                          APPLICATION OF                     APPROXIMATE      PERCENTAGE OF
                           NET PROCEEDS                     DOLLAR AMOUNT     NET PROCEEDS
        --------------------------------------------------  -------------     -------------
        Repayment of Bridge Loans(1)......................   $   950,000           21.5%
        Acquisitions(2)...................................     2,468,125           55.9%
        Repayment of Indebtedness(3)......................       500,000           11.3%
        Research and Development(4).......................       300,000            6.8%
        Working Capital...................................       200,000            4.5%
                                                              ----------           -----
                  Total...................................   $ 4,418,125          100.0%
                                                              ==========           =====


---------------


(1) The Bridge Loans which were made by unaffiliated third parties are payable on the earlier of the closing of this Offering or February 15, 1998. The principal amount of the Bridge Loans of $950,000 bears interest at the rate of 10% per annum. In the event the Bridge Loans are repaid on February 15, 1997, the total amount of interest to be paid to the holders of the Bridge Notes shall be $47,500. The proceeds of the Bridge Loans were used to finance, in part, the cost of the public offering and for corporate and general working capital purposes, including proposed acquisitions.


(2) The Company intends to use a portion of the proceeds from this offering to pursue acquisition of entities with businesses and/or assets similar to the Company's. See "Risk Factors -- Acquisition Strategy."


(3) The Company intends to use a portion of the proceeds from this offering to reduce Nortelco's bank indebtedness.



(4) The Company intends to use a portion of the proceeds from this offering to continue the development of Storebro's lathes.


     The foregoing represents the Company's current estimate of the allocation of the net proceeds of the Offering based upon certain assumptions relating to the Company's business. Future events, including changes in economic conditions, regulatory or competitive conditions, and the success or lack thereof of the Company's businesses, may make shifts in the allocation of funds necessary or desirable. There can be no assurance that the Company's estimates will prove to be accurate or that unforeseen expenses will not be incurred.

     The Company anticipates, based on its currently proposed plans and assumptions relating to its operations, that the proceeds of this Offering, together with projected cash flow from operations and available cash resources, will be sufficient to satisfy the Company's contemplated cash requirements for at least twelve (12) months following the consummation of this Offering. In the event that the Company's plans change, its assumptions change or prove to be inaccurate, or if the proceeds of this Offering or cash flow otherwise prove to be insufficient to fund operations (due to unanticipated expenses, problems, difficulties or otherwise), the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or may be required to seek additional financing sooner than currently anticipated or curtail its expansion activities. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms, or at all.

     Proceeds not immediately required for the purposes described above will be invested principally in short-term bank certificates of deposit, short-term securities, United States Government obligations, money market instruments or other interest-bearing investments.

                                    DILUTION

     The difference between the initial public offering price per share of Common Stock and the pro forma net tangible book value per share of Common Stock after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common stock. The following discussions allocate no value to the Warrants.


     At September 30, 1996, the Company's tangible assets exceeded its liabilities by $2,027,000 (giving effect to expenses of the Offering paid at such date) and accordingly the Company's Common Stock had a net tangible book value of $.84 per share. After giving effect to the receipt of the net proceeds from the sale of the Common Stock offered hereby at an initial public offering price of $7.00 per share of Common Stock (less underwriting discount and offering expenses) the pro forma net tangible book value of the Company at September 30, 1996 would have been $6,445,125 or $2.03 per share, representing an immediate increase in net tangible book value of $1.19 per share to the existing stockholders and an immediate dilution of $4.97 per share (71%) to new investors. The following table illustrates dilution to new investors on a per share basis:



        Initial public offering price................................            $7.00
          Net tangible book value per share before this
             offering(1).............................................  $ .84
          Increase per share attributable to new investors...........   1.19
                                                                       -----
        Pro forma net tangible book value per share after this
          offering...................................................             2.03
                                                                                 -----
        Dilution per share to new investors(2).......................            $4.97
                                                                                 =====


---------------

(1) Net tangible book value per share is determined by dividing the Company's net tangible book value (total assets less intangible assets and total liabilities) at September 30, 1996 by the number of shares of Common Stock then outstanding.

(2) Dilution per share is determined by subtracting pro forma net tangible book value per share after the Underwritten Offering from the initial public offering price per share. The foregoing table also assumes no exercise of the Underwriter's Warrant or options to purchase 250,000 shares of Common Stock to be granted pursuant to the Company's Stock Option Plan.


     In the event the Underwriters exercise the Over-allotment Option in full, the pro forma net tangible book value per share would be $7,278,694 which would result in dilution to new investors of $4.71 per share.


     The following table sets forth on a pro forma basis as of September 30, 1996 the respective positions of the Company's existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total cash consideration paid and the average price per share paid by the existing stockholders and by the new investors with respect to the 775,000 shares of Common Stock to be issued by the Company at an initial public offering price of $7.00 per share.


                                        SHARES PURCHASED             TOTAL CONSIDERATION
                                    -------------------------     -------------------------      AVERAGE
                                                  APPROXIMATE                   APPROXIMATE     PRICE PER
                                     NUMBER         PERCENT        AMOUNT         PERCENT         SHARE
                                    ---------     -----------     ---------     -----------     ---------
Existing Stockholders.............  2,400,000         75.6%       1,242,000         20.8%         $0.59
New Investors.....................    775,000         24.4%       5,425,000         79.2%         $7.00
                                    ---------        -----        ---------        -----          -----
     Total........................  3,175,000        100.0%       6,847,000        100.0%


     The foregoing table assumes no exercise of any Warrants or options to purchase 250,000 shares of Common Stock to be granted pursuant to the Company's 1995 Stock Option Plan.

                                DIVIDEND POLICY

     To date, the Company has paid no dividends on any shares of its Common Stock and the Company's Board of Directors has no present intention of paying any dividends on its Common Stock in the foreseeable future, as it intends to use its earnings, if any, to generate increased growth. The payment by the Company of dividends in the future, if any, rests solely within the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, capital requirements and financial condition, as well as other factors deemed relevant by the Company's Board of Directors. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders or others may also limit the Company's ability to pay dividends.

                                 CAPITALIZATION


     The following table sets forth (i) the capitalization of the Company as of September 30, 1996, and (ii) such capitalization as adjusted to give effect to the sale of 775,000 shares of Common Stock and 1,750,000 Warrants at initial public offering prices of $7.00 per share and $.15 per Warrant and the application of the net proceeds therefrom. This table should be read in conjunction with the Financial Statements and the notes thereto appearing elsewhere in this Prospectus.



                                                                 SEPTEMBER 30, 1996
                                                            -----------------------------
                                                              ACTUAL       AS ADJUSTED(1)
                                                            ----------     --------------
        Current Liabilities...............................  $8,591,000       $7,141,000
        Long-Term Debt....................................  $1,174,000       $1,174,000
        Common Stock, $.0001 par value; 19,000,000 shares
          authorized; 2,400,000 shares issued and
          outstanding as of September 30, 1996 (actual);
          3,175,000 shares issued and outstanding as
          adjusted........................................  $    2,400       $    3,175
        Additional Paid-In Capital........................  $1,290,000       $5,657,350
        Retained Earnings.................................  $1,595,000       $1,595,000
        Cumulative Currency Translation Adjustment........  $  (39,000)      $  (39,000)
          Total Stockholders' Equity......................  $2,798,400       $7,216,525
                                                            ----------        ---------
          Total Capitalization............................  $3,972,400       $8,390,525
                                                            ==========        =========


---------------

(1) The adjusted column reflects the changes that will occur upon completion of this offering.


                             MARKET FOR SECURITIES

     There is presently no established public trading market for the Company's Common Stock. Present management is unaware of any active trading in the Company's Common Stock within the last three (3) years.

     The approximate number of record holders of the Company's Common Stock as of September 1, 1996 was approximately 630.

                         SELECTED FINANCIAL INFORMATION


     The following is a summary of the Company's financial information extracted from the indicated year end Consolidated Financial Statements of the Company, and is qualified in its entirety by the detailed financial information appearing in the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The unaudited Consolidated Financial Statements of the Company for the interim periods ended September 30, 1996 and 1995, have been prepared by management from the books and records of the Company and reflect, in the opinion of management, all adjustments (consisting of normally occurring accruals), necessary for a fair presentation of the financial position, results of operations, and changes in the financial position of the Company, as at the periods indicated therein. Results for interim periods are not necessarily indicative of results which can be expected for the entire year.


STATEMENT OF OPERATIONS DATA:


                                                    FOR THE YEARS ENDED DECEMBER 31,
                                   ------------------------------------------------------------------
                                                                                    UNAUDITED
                                                                             ------------------------
                                      1995          1994        1993(1)       1992(1)       1991(1)
                                   -----------   -----------   ----------    ----------    ----------
Net Sales........................   25,531,000    21,081,000   11,527,000    13,237,000    10,732,000
Cost of Goods Sold...............   15,318,000    12,296,000    6,445,000     7,524,000     6,027,000
Gross Profit.....................   10,213,000     8,785,000    5,082,000     5,713,000     4,705,000
Operating Expenses Selling,
  General and Administrative.....    8,707,000     7,408,000    3,910,000     4,419,000     3,812,000
Interest.........................      536,000       511,000      830,000     1,043,000       943,000
Depreciation and Amortization....      503,000       376,000      300,000       453,000       289,000
Earnings (Loss) Before Other
  Income Taxes, Extraordinary
  Income and Minority Interest...      467,000       490,000       42,000      (202,000)     (339,000)
Other Income Interest Earned.....       84,000        30,000       18,000        29,000           -0-
Other Earnings (Loss)............      210,000        62,000     (114,000)       46,000       930,000
Earnings (Loss) Before Taxes and
  Minority Interest..............      761,000       582,000      (54,000)    (127,000)       631,000
Provision for Taxes..............      254,000       136,000       35,000        36,000       177,000
Earnings (Loss) Before Minority
  Interest.......................      507,000       446,000      (89,000)     (163,000)      454,000
Minority Interest................          -0-        54,000      (31,000)       51,000        91,000
Net Earnings (Loss)..............      507,000       392,000      (58,000)     (112,000)      363,000
Net Earnings (Loss) Per Share:
Net Earnings (Loss) Before
  Extraordinary Income...........         0.28          0.22         0.05          0.06         (0.32)
Net Earnings/(Loss)..............         0.28          0.22        (0.03)         0.06          0.20
Weighted Average Number of Common
  Stock Outstanding..............    1,800,000     1,799,705    1,799,690     1,799,690     1,799,690


---------------


(1) Pooling of interests accounting results in all the historical financial information being retroactively adjusted to reflect the business combination.

                                                                         FOR THE NINE MONTHS
                                                                                ENDED
                                                                            SEPTEMBER 30,
                                                                      --------------------------
                                                                         1996           1995
                                                                      ----------     -----------
                                                                      (UNAUDITED)
Net Sales...........................................................  19,234,000      18,861,000
Cost of Goods Sold..................................................  11,382,000      11,201,000
Gross Profits.......................................................   7,852,000       7,660,000
Operating Expenses Selling, General and Administrative..............   6,715,000       6,312,000
Interest............................................................     387,000         382,000
Depreciation and Amortization.......................................     350,000         416,000
Earnings Before Other Income, Taxes, Extraordinary Income and
  Minority Interest.................................................     400,000         550,000
Other Income Interest Earned........................................     160,000         162,000
Other Earnings (Loss)...............................................     (36,000)          5,000
Earnings (Loss) Before Taxes and Minority Interest..................     524,000         717,000
Provision for Taxes.................................................     161,000         205,000
Earnings (Loss) Before Minority Interest............................     363,000         512,000
Minority Interest...................................................         -0-          78,000
Net Earnings (Loss).................................................     363,000         434,000
Net Earnings (Loss) Per Share:
Net Earnings (Loss) Before Extraordinary Income.....................        0.19            0.24
Net Earnings (Loss).................................................        0.19            0.24
Weighted Average Number of Common Stock Outstanding.................   1,937,500       1,800,000


CONSOLIDATED BALANCE SHEET DATA:


                                                              DECEMBER 31,
                                  --------------------------------------------------------------------
                                     1995          1994           1993           1992          1991
                                  ----------     ---------     -----------    ----------    ----------
                                  (UNAUDITED)
Working Capital.................   1,648,000     1,007,000          21,000     (292,000)     (591,000)
Total Assets....................  11,240,000     9,169,000      10,440,000     9,551,000     8,619,000
Current Liabilities.............   7,674,000     6,458,000       4,387,000     3,517,000     3,218,000
Long-Term Debt..................   1,276,000     1,340,000       5,559,000     5,894,000     5,442,000
Stockholder's Equity............   2,290,000     1,371,000         494,000       141,000      (41,000)



                                                                          SEPTEMBER 30, 1996
                                                                      --------------------------
                                                                        ACTUAL       ADJUSTED(1)
                                                                      -----------    -----------
                                                                      (UNAUDITED)
Working Capital.....................................................    3,972,000      8,390,125
Total Assets........................................................   12,563,000     15,531,125
Current Liabilities.................................................    8,591,000      7,141,000
Long-Term Debt......................................................    1,174,000      1,174,000
Stockholder's Equity................................................    2,798,400      7,216,525


---------------


(1) The adjusted column reflects the changes that will occur upon completion of this offering.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Financial Statements and notes thereto appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS


                                                                        FOR TWELVE MONTHS
                                                                       ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                  1995        1994        1993
                                                                  -----       -----       -----
Net Sales.......................................................  100.0%      100.0%      100.0%
Cost of Goods Sold..............................................   60.0%       58.3%       55.9%
                                                                  -----       -----       -----
Gross Profit....................................................   40.0%       41.7%       44.1%
Operating Expenses:
  Selling, General and Administrative...........................   34.1%       35.1%       33.9%
  Depreciation and Amortization.................................    2.0%        1.8%        2.6%
  Interest......................................................    2.1%        2.4%        7.2%
Earnings before other income, taxes, extraordinary income, and
  minority interest.............................................    1.8%        0.2%        0.4%
Earnings before taxes, extraordinary income and minority
  interest......................................................    3.0%        0.6%        0.9%
Earnings/(Loss) before taxes and minority interest..............    3.0%        2.8%       (0.5)%
Earnings/(Loss) before minority interest........................    2.0%        2.2%       (0.8)%
Net Earnings/(Loss).............................................    2.0%        1.9%       (0.5)%



  COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1996 TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995


     Net Earnings


     The Company's net earnings for the nine month period ended September 30, 1996 were $363,000, a decrease of $71,000 from 1995, when the Company had a net earning of $434,000. Net earnings for Nortelco's Audio Visual Division increased by approximately 668.8%, from $32,000 to $246,000, as a result of the Company increasing its sales and obtaining a higher percentage of the market. Net earnings for Nortelco's Electrical Division decreased by approximately 32.2%, from $298,000 to $202,000, as a result of a decrease in its sales resulting from one of its customers experiencing a strike. Net earnings (loss) for Storebro decreased by approximately 101.4%, from $146,000 to ($2,000), as a result of the delay in completing and delivering lathe orders. Net earnings (loss) for Nortelco's Electronics division decreased by approximately 528.6%, from ($7,000) to ($44,000), as a result of an increase in its expenses. The net earnings
(loss) for the Company's divisions were offset by net losses incurred by the Company in the amount of $39,000 and $35,000 for the nine months ended September 30, 1996 and 1995, respectively.


     Net Sales


     Net sales for the Company increased by $373,000 for the nine months ended September 30, 1996, from $18,861,000 to $19,234,000, or approximately 2%, from the previous year as a result of normal growth. The increase in net sales was partially attributable to an increase in net sales of Nortelco System-Teknikk, which experienced a 53% increase due to the synergistic effects from the merger of Bror Mauritz-Hansen ("Bror") with and into Nortelco System-Teknikk, as well as an improved economy in Norway. Based upon these circumstances, the Company considers a growth of 2% as normal. Net sales for Nortelco's Audio Visual Division increased by approximately 5.3%, from $8,945,000 to $9,416,000, and net sales for Storebro increased by approximately 8.8%, from $2,388,000 to $2,597,000, while net sales for Nortelco's Electrical Division decreased by approximately 6.5%, from $4,299,000 to $4,020,000, and net sales for Nortelco's Electronics division decreased by approximately 0.9%, from $3,299,000 to $3,201,000.

     Gross Profit


     Gross Profit increased for the nine months ended September 30, 1996 by $202,000, from $7,660,000 to $7,862,000, or approximately 2.6%, as a result of the increased net sales and higher profit margin on goods sold. The higher profit margin is due to the increased sales of Nortelco System-Teknikk, which sold audio visual products having a higher average profit margin. Gross profit for Nortelco's Audio Visual Division increased by approximately 11.2%, from $3,526,000 to $3,922,000, gross profit for Storebro increased by approximately 3.5%, from $1,118,000 to $1,157,000, and gross profit for Nortelco's Electronics Division increased by approximately 0.4%, from $1,230,000 to $1,235,000 while gross profit for Nortelco's Electrical Division decreased by approximately 13.3%, from $1,786,000 to $1,548,000.


     Selling, General and Administrative Expenses


     Selling, general and administrative expenses ("SG&A") increased for the nine months ended September 30, 1996 by $640,000, from $6,326,000 to $6,966,000 and as a percentage of net sales to 36.2% from 33.5%. The increase in SG&A and SG&A as a percentage of net sales resulted from an increased number of employees as well as increased advertising costs. SG&A for Nortelco's Audio Visual Division increased by approximately 16.2%, from $2,920,000 to $3,394,000, SG&A for Storebro increased by approximately 30.5%, from $918,000 to $1,198,000, and SG&A for Nortelco's Electronics division increased by approximately 18.4%, from $1,028,000 to $1,217,000, while SG&A for Nortelco's Electrical Division decreased by approximately 20.8%, from $1,460,000 to $1,157,000.



  COMPARISON OF THE TWELVE MONTHS ENDED DECEMBER 31, 1995 TO THE TWELVE MONTHS ENDED
  DECEMBER 31, 1994


     Net Earnings


     The Company's net earnings in 1995 were $507,000, an increase of $115,000 from 1994, when the Company had net earnings of $392,000. Such increase resulted from an increased level of sales. Net earnings (loss) for Nortelco's Audio Visual Division increased by approximately 116.8%, from ($223,000) to $37,000, as a result of increased net sales, increased gross profits and the allocation of certain administrative costs to other divisions of the Company. Net earnings for Storebro increased by approximately 16.0%, from $231,000 to $268,000, as a result of increased net sales and increased gross profit. Net earnings for Nortelco's Electrical Division decreased by approximately 1.3%, from $348,000 to $343,000, as a result of a slightly greater increase in costs as compared to increased sales. Net earnings (loss) for Nortelco's Electronics division decreased by approximately 192.8%, from $92,000 to ($85,000), as a result of the allocation of certain administrative costs to other divisions of the Company. The net earnings (loss) for the Company's divisions were offset by net losses incurred by the Company in the amount of $56,000 for each of the years ended December 31, 1995 and 1994.


     Net Sales


     Net sales increased by $4,899,000 for the twelve months ended December 31, 1995, from $21,081,000 to $25,531,000, or approximately 21.1%, from the previous year as a result of the larger business base due to Nortelco's 1994 acquisitions of Nortelco Audiatur and Bror. Net sales for Nortelco's Audio Visual Division increased by approximately 5.4%, from $10,558,000 to $11,124,000, as a result of increases in prices of products sold. Net sales for Storebro increased by approximately 91.7%, from $2,144,000 to $4,109,000, as a result of an increase in customer base. Net sales for Nortelco's Electrical Division increased by approximately 11.3%, from $4,918,000 to $5,474,000, as a result of increases in prices of products sold, as well as an expanded customer base. Net sales for Nortelco's Electronics division increased by approximately 39.4%, from $3,460,000 to $4,825,000, as a result of the purchase of the remaining 20% of the outstanding shares of Nortelco Audiatur which resulted in the Company's owning 100% of Nortelco Audiatur.

     Gross Profit


     Gross Profit increased in 1995 by $1,428,000, from $8,785,000 to $10,213,000 as a result of increased net sales in 1995 from the Nortelco acquisition. However, profit remained the same due to the administrative and relocation costs incurred from the acquisition. Gross profit for Nortelco's Audio Visual Division increased by approximately 2.9%, from $4,394,000 to $4,522,000, as a result of increases in prices of products sold, as well as a change in the mix of products sold resulting in the sale of products with a higher gross profit margin. Gross profit for Storebro increased by approximately 21.7%, from $1,412,000 to $1,719,000, as a result of increased sales. Gross profit for Nortelco's Electrical Division increased by approximately 23.9%, from $1,764,000 to $2,186,000, as a result of increased sales, as well as a change in the mix of products sold resulting in the sale of products with a higher gross profit margin. Gross profit for Nortelco's Electronics Division increased by approximately 47.1%, from $1,215,000 to $1,786,000, as a result of a change in the mix of products sold resulting in the sale of products with a higher gross profit margin.


     Selling, General and Administrative Expenses


     SG&A increased in 1995 by $1,299,000, from $7,408,000 to $8,707,000 and decreased as a percentage of net sales to 34.1% from 35.1%. The increase in SG&A resulted from increased salaries due to Nortelco's 1994 acquisitions discussed above. SG&A for Storebro increased by approximately 28.4%, from $1,091,000 to $1,401,000, as a result of increased sales. SG&A for Nortelco's Electrical Division increased by approximately 53.9%, from $1,051,000 to $1,618,000,as a result of the acquisition of Brannteknikk and the allocation of certain administrative costs. SG&A for Nortelco's Electronics division increased by approximately 80.6%, from $924,000 to $1,668,000, as a result of an increased number of employees and a change in the allocation of certain administrative costs. SG&A for Nortelco's Audio Visual Division decreased by approximately 7.4%, from $4,343,000 to $4,020,000, as a result of the reduction in the number of employees.



  COMPARISON OF THE TWELVE MONTHS ENDED DECEMBER 31, 1994 TO THE TWELVE MONTHS ENDED
  DECEMBER 31, 1993


     Net Earnings


     The Company's net earnings in 1994 were $392,000, an increase of $450,000 from 1993, when the Company had net losses of ($58,000). Net earnings for Storebro increased by approximately 10.8%, from $47,000 to $231,000, as a result of an increase in sales which exceeded and offset a slight decrease in gross profit percentage and a slight increase in SG&A. Net earnings (loss) for Nortelco's Electronics division increased by approximately 138.7%, from ($237,000) to $92,000, as a result of the fact that this division was in start-up phase in 1993 with low sales and high SG&A, as well as the purchase of the assets of Dynatech, Inc. Net earnings for Nortelco's Electrical Division increased by approximately 200%, from $116,000 to $348,000, as a result of the allocation of certain administrative costs to other divisions of the Company. Net earnings (loss) for Nortelco's Audio Visual Division decreased by approximately 242.0%, from $157,000 to ($223,000), as a result of costs incurred from the write-off of certain accounts receivable and obsolete inventory. The Company's Real Estate Division, which was sold in January 1994, had net losses of $141,000 for the year ended December 31, 1993. The net earnings (loss) for the Company's divisions were offset by net losses incurred by the Company in the amount of $56,000 for the year ended December 31, 1994.


     Net Sales


     Net sales increased by $9,554,000 for the twelve months ended December 31, 1994, from $11,527,000 to $21,081,000, or approximately 82.9%, from the previous year as a result of the purchase of Audiator AB and Bror. Net sales for Nortelco's Audio Visual Division increased by approximately 172.0%, from $3,882,000 to $10,558,000, due to the purchase of Nortelco Audiatur and Bror, which accounted for approximately $7,200,000 and $650,000 of the Company's total net sales, respectively. Net sales for Storebro increased by approximately 51.0%, from $1,420,000 to $2,144,000, as a result of increased customer base. Net sales for Nortelco's Electrical Division increased by approximately 32.4%, from $3,715,000 to $4,918,000, as a result of increased sales of fire protection equipment related to off-shore oil rig projects. Net sales for Nortelco's Electronics division increased by approximately 75.2%, from $1,975,000 to $3,460,000, as a result of the purchase of the assets of Dynatech, Inc.

     Gross Profit


     Gross Profit increased in 1994 by $3,703,000, from $5,082,000 to $8,785,000 as a result of increased net sales in 1994 resulting from the acquisitions of Audiator AB and Bror. Gross profit for Nortelco's Audio Visual Division increased by approximately 180.0%, from $1,570,000 to $4,394,000, due to increased sales. Gross profit for Storebro increased by approximately 39.7%, from $1,011,000 to $1,412,000, as a result of increased sales. Gross profit for Nortelco's Electrical Division increased by approximately 25.6%, from $1,404,000 to $1,764,000, as a result of increased sales. Gross profit for Nortelco's Electronics Division increased by approximately 115.9%, from $563,000 to $1,215,000, as a result of a change in the mix of products sold resulting in the sale of products with a higher gross margin.


     Selling, General and Administrative Expenses


     SG&A increased in 1994 by $3,498,000, from $3,910,000 to $7,408,000 and increased as a percentage of net sales to 35.1% from 33.9%. The increase in selling, general and administrative expenses resulted from an increased number of employees. SG&A for Nortelco's Audio Visual Division increased by approximately 278.1%, from $1,148,000 to $4,343,000, as a result of the purchase of Nortelco Audiatur and the costs of relocating Nortelco Audiatur to offices in Oslo, Norway. SG&A for Storebro increased by approximately 5.2%, from $932,000 to $1,091,000, as a result of an increased number of employees. SG&A for Nortelco's Electrical Division increased by approximately 4.3%, from $1,008,000 to $1,051,000, as a result of the allocation of certain administrative cost from other divisions of the Company. SG&A for Nortelco's Electronics Division increased by approximately 39.2%, from $663,000 to $924,000, as a result of an increased number of employees and a change in the allocation of certain administrative costs.



     Effects of Foreign Currency



     The functional currency used by each of the Company's subsidiaries are either Swedish SEK or Norwegian NOK. The Company's sales are invoiced in Swedish SEK and Norwegian NOK. All foreign invoices received by the Company are booked at the exchange rate as of the date of such invoices. Thereafter, upon payment of such invoices by the Company, the gain or loss resulting from the change in exchange rate between the invoice date and the payment date will be credited or debited to the Company's financial costs or income. Accordingly, the Company is subject to foreign currency fluctuations. The Company does not engage in any hedging activities with respect to foreign currencies. However, the Company does maintain a foreign currency account with respect to sales to and purchases from customers and supplies in Germany.


     Liquidity and Capital Resources

     Historically, Nortelco has financed its operations and acquisitions through borrowings from certain officers and/or directors of the Company, loans under its bank credit agreements and cash flow from operations. Storebro has financed its operations from cash flow from operations.

     The primary uses of Nortelco's cash are product acquisitions from suppliers, and, in 1994, to fund, in part, growth through acquisitions of corporations with compatible product lines. The primary uses of Storebro's cash are to purchase materials and inventory used in the assembly of its lathe product line.


     In 1994, Haggqvinvest AB, a corporation owned by Mr. Haggqvist, and certain family members contributed $1,000,000 to the Company and subsequently received 1,793,939 shares of Common Stock of the Company in September 1995. Such funds were used in connection with the Company's acquisition of Storebro and Nortelco.


     In March 1994, Nortelco sold its corporate headquarters for approximately $6,700,000. Nortelco then entered into a ten year lease for such property. The funds from such sale were used to repay loans on the premises which reduced the Company's interest payments to its bank, paid certain obligations to product suppliers and the remaining funds were used for working capital purposes.

     Net cash used by operating activities was ($119,000) and ($267,000) for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. Bank indebtedness at December 31, 1995 and September 30, 1996 was $484,087 and $397,632, respectively.


     The Company's working capital at December 31, 1995 and September 30, 1996 was $1,648,000 and $2,149,000, respectively. The Company's accounts receivable at December 31, 1995 and September 30, 1996 were $3,934,000 and $4,477,000, respectively. The Company's inventory at December 31, 1995 and September 30, 1996 was $4,516,000 and $5,147,000, respectively.



     Nortelco has a revolving working capital credit facility of approximately $722,300 with Den Norske Bank, a Norwegian bank ("DNB"), and Nortelco System Teknikk has a revolving working capital credit facility of approximately $136,435 also with DNB. Such credit lines bear interest at thee rate of 8.75% per annum, payable quarterly, for the first 60% of the aggregate amount available under each such credit facility and 10.75% per annum, payable quarterly, for all funds borrowed in excess of such 60% amount. DNB also receives a fee of .25% each quarter for all funds outstanding at such time under each such credit facility. As of September 30, 1996, Nortelco and Nortelco System Teknikk had approximately $700,000 and approximately $45,000 outstanding, respectively under such facilities.



     In April 1994, Nortelco and Nortelco System Teknikk entered into four-year working capital loans expiring in April 1998 with DNB in the amounts of $615,000 and $308,000, respectively. Such loans each bear interest at the rate of 9.5% per annum, payable quarterly, and have an annual repayment schedule of $158,000 for Nortelco and $79,000 for Nortelco System Teknikk with the balance due upon expiration of the credit facilities in April 1998. As of September 30, 1996, Nortelco and Nortelco System Teknikk had approximately $269,000 and $134,460 outstanding, respectively, under such loans. In addition, Nortelco has a working capital loan with DNB in the amount of $146,000.



     In order for Nortelco to enter into its lease on its corporate headquarters in Oslo, Norway, DNB posted a one year letter of credit in favor of the property owner in the amount of $385,000. Under such facility, Nortelco pays to DNB an annual fee of 1.75% on such amount payable quarterly in advance. As of the date hereof, such letter of credit has not been drawn down upon. Such Letter of Credit is renewable annually at the option of Nortelco.



     DNB also has provided a letter of credit facility to Nortelco in the aggregate principal amount of $154,000 to guarantee payments by Nortelco to its suppliers for products purchased. Under such facility, DNB charge an annual fee of 1.75% per annum, but in no event can the annual fee be less than $77 payable quarterly in advance. Such facility is renewable annually at the option of Nortelco. As of December 31, 1994, no funds had been drawn down upon such facility.



     Under the credit facilities between Nortelco, Nortelco System Teknikk and DNB discussed above, Nortelco and Nortelco System Teknikk have each secured such loans by providing cross security interests in $2,615,000 in the inventories of each corporation and $2,615,000 in the accounts receivable of each such corporation. Additionally, Mr. Nysted, the President of Nortelco and a Director, President and principal shareholder of the Company has guaranteed up to $77,000 under such credit facilities.



     Nortelco Audiatur has a revolving credit facility of $530,000 with Handelsbanken, a Swedish Bank, secured by all of such entities' inventory and account receivables. At September 30, 1996, $519,000 was outstanding under such facility. Nortelco Audiatur also has a term working capital credit facility with Handelsbanken bearing annual interest of 12.5% per annum of $384,000 of which $169,000 was outstanding at September 30, 1996. The outstanding principal under such credit facility is repayable at the rate of $21,000 each quarter and is secured by such entity's inventory and accounts receivable. In addition, Nortelco Audiatur has a foreign currency loan in the amount of $65,000 with Handelsbanken bearing interest at the rate of 12.5% per annum.

     Storebro currently has a revolving credit facility with Handelsbanken, a Swedish bank, of $250,000 (the "Storebro Credit Facility"). Under the terms of the Swedish Credit Facility, the Company may draw down working capital loans for $250,000. Storebro also has a letter of credit facility with such bank to allow Storebro to guarantee payment of supplies. The interest rate on the Storebro credit facility is 12% and a 1.5%-2.0% fee on the amount of any letter of credit posted. As of September 30, 1996, Storebro had approximately $170,000 outstanding under the Storebro Credit Facility and no outstanding letters of credit.



     In April 1994, Nortelco and Nortelco Audiatur acquired certain assets, including inventory, fixed assets, customer lists and exclusive rights to sell products, of the Swedish and Norwegian operations of Dynatech Corporation, a Massachusetts corporation, for an aggregate of approximately $383,809, of which approximately $25,759 (NOK 162,800) and approximately $109,000 (SEK 797,900) were paid by the delivery of promissory notes, bearing no interest, due in April 1997. Certain of the acquired assets, such as office equipment, customer lists and exclusive rights to sell are still owned or held by the Company, while other assets, such as inventory, have been sold in the normal course of the Company's business. To fund such acquisition, Nortelco borrowed $240,350 from Bjorn Nysted, the President of Nortelco. In exchange for such funds, Nortelco issued to Mr. Nysted a 12% $240,350 principal amount promissory note, payable upon demand.



     In December 1994, in exchange for a cancellation of a $77,000 invoice from the Company to Nortelco for certain accounting, bookkeeping and other administrative services performed by certain officers of the Company on behalf of Nortelco, Nortelco issued to the Company 500 shares of its common stock, par value $153. Nordic Business Development AS, a Norwegian corporation controlled by Mr. Nysted ("NBD"), then purchased from the Company 100 shares of such stock for $15,000. Such purchase price was paid by a 10% promissory note from NBD due December 31, 1995.



     In January 1995, the Company sold 126,271 shares of its Common Stock to Mayfair Capital Limited at a purchase price of $1.75 per share, $220,974.25 in the aggregate. The Company subsequently loaned such $220,974.25 to Nortelco through a 10% subordinated note due December 31, 1996, which funds were used by Nortelco to purchase 75% of the issued and outstanding stock of Brannteknikk.


     Management believes that the credit facilities of Nortelco and Storebro, together with internally generated funds and the proceeds of this offering will be adequate to meet the Company's working capital requirements for approximately twelve months following the date hereof.

     The Company does not believe that its operations have been materially affected by inflation or seasonality.

                                    BUSINESS

GENERAL


     Nordic Equity Partners Corp.(the "Company"), through its two wholly-owned subsidiaries, Nortelco AS, a Norwegian corporation ("Nortelco"), and Storebro Machine AB, a Swedish corporation ("Storebro"), (i) imports and distributes products for use in the electronic, electrical and audio visual industries and
(ii) designs, assembles and distributes lathes, sells lathe spare parts to existing lathe owners and services, and repairs and overhauls lathes owned by third parties. All of the Company's business and sales are conducted in Sweden, Norway and Germany.



     In May 1995, the Company entered into an Agreement and Plan of Merger with SGA, pursuant to which SGA was merged with and into the Company, with each share of SGA being exchanged for one share of the Company. Prior to the merger, SGA acquired Nortelco and Storebro from corporations controlled by, among others, the Company's current principal stockholders, in exchange for cash and shares of Common Stock. See "Certain Transactions".



     The consolidated revenues of the Company were approximately $25,531,000, $21,081,000 and $11,527,000 in 1995, 1994 and 1993, respectively. In addition, the net earnings (loss) of the Company were approximately $507,000, $392,000 and ($58,000) in 1995, 1994 and 1993, respectively. See "Management's Discussion and analysis of Financial Condition and Results of Operations."



     Nortelco. Nortelco imports and distributes throughout Norway and Sweden over 10,000 products for use in the electronic, electrical and audio visual industries to over 1,000 customers. The prices of its products range from $1.00 to $100,000. Nortelco's product strategy is to have its product line consist substantially of products which are supplemental, or add-on, products to other high volume products. Such products are generally highly specific products which are marketed and sold to a very narrow part of the market. Accordingly, the Company believes that its product line consists of "niche" products.



     Nortelco does not manufacture any products that it distributes. Nortelco purchases its products from over 50 nonaffiliated third party manufacturers worldwide including Germany and the United States. Sales of products manufactured by Lycab AB, Sennheisser GmbH and TOA Ltd., constituted 9%, 8% and 7%, respectively of Nortelco's revenues in 1995, and 10%, 9% and 7%, respectively of Nortelco's revenues in 1994. No other manufacturer's products accounted for more than 5% of Nortelco's sales in 1995 and 1994.



     Nortelco's gross profit results primarily from the difference between the price it purchases its products from non-affiliated third party manufacturers and the price it sells such products to its customers. Nortelco also designs, installs and sells complete, customized conference rooms and auditoriums and provides after sale service and maintenance support to its customers.



     Substantially all of Nortelco's products are sold by its internal sales force which consists of approximately 50 full time salespersons in Norway and Sweden. Nortelco believes that because its salespersons are experienced and have technical backgrounds, it is able to service the continuing needs of its customers and attract additional customers.



     Nortelco believes that because of the high cost of establishing and maintaining operations in Sweden and Norway, many foreign product manufacturers avoid doing so. As a result, many of such companies enter into agreements with Nortelco for Nortelco to act as their distributor in both or one of such countries. Because Nortelco already has established operations in both countries, Nortelco believes it can distribute for manufacturers their products more efficiently and inexpensively.



     Storebro. Storebro designs, assembles and distributes lathes. Storebro also sells lathe spare parts to existing lathe owners and services, repairs and overhauls lathes owned by third parties.



     Storebro sells over six different types of its lathes which include both computer numerically controlled ("CNC") lathes and traditional manually-operated lathes. Storebro recently introduced a new lathe which can function as either a manually operated or CNC lathe. Storebro distributes its lathes mainly to customers in Germany and Sweden, both through its own and independent sales representatives. The prices of its products range from $18,000 to $360,000.

     Revenues for Storebro for the years ended December 31, 1995 and 1994 were $4,250,000 and $2,288,333, respectively. Net income for Storebro for the years ended December 31, 1995 and 1994 were $260,000 and $240,041, respectively.

PRODUCTS

     NORTELCO. Nortelco, through itself and its three wholly-owned subsidiaries, Nortelco Audiatur, Nortelco System Teknikk, and Brannteknikk, imports and sells approximately 10,000 select technical products to its customers throughout Sweden and Norway. Products included in the Company's product line are generally the same products that such manufacturers market and sell in other countries. In determining which products to include in its product line, the Company examines factors such as demand for the product in other countries, as well as competition and customer demand within Norway and Sweden. The price range that Nortelco sells its products ranges from $1 to $100,000.

     Nortelco has three divisions, the Electronics Division, the Electrical Division and the Audio Visual Division.


     Electronics Division. Nortelco purchases and resells approximately 5,000 different products in the electronics industry including components, telecommunication and datacommunication equipment and studio and communication equipment. Sales of these products accounted for approximately 30.3% and 29.9% of the Company's consolidated revenues for the nine months ended September 30, 1996 and for the year ended December 31, 1995, respectively. Notwithstanding the foregoing, none of the products sold by the Company's electronics division which are described below provide 15% or more of the Company's consolidated revenues for its last three fiscal years.



     Components. The Company's electronic components product line consists of power conditioning components that protect, stabilize and monitor a proper and continuous flow of power to electronic and electrical appliances and equipment, such as computers. These components are designed to protect such equipment from disturbances and memory loss that can result from blackouts, voltage fluctuations and transients. They include electronic voltage regulators that protect computers by compensating for rapid and slow variations in voltage, electronic line conditioners to protect computers and electronics systems from voltage variations, line noises and voltage spikes; power supply systems that guarantee power to computers without significant interruptions; powerline diagnostic analyzers that detect powerline disturbances such as voltage fluctuations, voltage spikes or blackouts; and high energy transient protection components such as zener diode regulators, bridge rectifiers, gas discharge tubes and filters. Also included in this product line are semiconductors, precision potentiometers, resistors/capacitators, ferrites and interconnecting components that hook up public telephone networks, data networks and optical fiber networks.


     Telecommunication and Datacommunication Products. Tele-communication products sold by the Company generally are innovative test and measurement instruments used in the development, installation and maintenance of sophisticated telecommunications networks. Products included in this category sold by the Company include a wide array of portable instruments and permanently located system testers, multi-function communicators, analyzers that typically test at the physical and logical levels of network organization which measure performance and error on a wide range of network transmission media equipment, modular, portable fiber optic test instruments which allow both central office and field technicians to isolate fiber optic cable breaks and measure degradation caused by aging connectors and related components.

     Datacommunications products sold by the Company provide users of information networks with the management tools to ensure reliable network operations and products to condition the data operations for transmission via private or public networks. These products are designed primarily to manage data transmission and communication networks in a computer environment. Among the products included in this product category and sold by the Company include patches used for monitoring, testing and rearranging datacommunications lines and equipment and high performance packet switching equipment which breaks up data into

"packets" for efficient transmission over private and public data networks, which generally is a cost effective means for companies to transmit data over long distances.

     Studio and Communication Products. Included in this product line is a wide array of speakers, amplifiers, microphones, microphone systems and headphones with related accessories and components, and a wide array of multifamily (apartments) and business (office) video entry security systems, residential audio and audio/video intercoms, conference and simultaneous interpretation systems.

     Electrical Division. Nortelco's Electrical Division imports and distributes approximately 7,000 products for use in the electrical field. The price range that Nortelco sells products to its customers in this division is from $1 to $1,000.


     Nortelco's Electrical Division's products generally are divided into three main areas: explosion proof equipment and lighting, passive fire protection equipment and installation materials. Sales of these products accounted for approximately 22.5% and 21.3% of the Company's consolidated revenues for the nine months ended September 30, 1996 and for the year ended December 31, 1995, respectively.


     Explosion Proof Equipment. Products in this product line include a wide array of "explosion proof" equipment designed to be used in hazardous areas, such as offshore drilling areas. Products include explosion protected selfhoused, high performance switches, transformers, terminals, terminal blocks, cables, junction and distribution boxes and a wide variety of explosion protected, high quality line bushings and cable entries.

     Lighting. Nortelco sells approximately 200 lighting products. Generally, products in this product line are used in highly hazardous areas such as utility plants and offshore drilling rigs, including a wide variety of special purpose lighting systems for, among other users, ships and offshore drilling platforms including floodlights, hazardous arc lighting equipment, lanterns and searchlights fluorescent luminaries and search lights used by shipyards, ship chandlers and electrical installers.

     Fire Protection Equipment. The products in this area consist of modulbuilt fire protection, pressure-tight systems and components for both cables and pipes. Generally, this equipment is used to prevent the spread of fire and gas in hazardous areas such as on ships and oil rigs and other potentially hazardous areas. The equipment is used to seal off construction into watertight and fireproof sections so that if a fire or gas leak occurs, the spread of fire or gas between sections of cables or pipes would be prevented.

     Installation Materials. Included in such product line are heat-shrinkable products that protect energy and signal conductors, connectors and cable systems from corrosion, chemicals and environmental hazards, miniature circuit breakers, switch gear, time switches, accessories for cabinets, and a wide variety of electrical insulation tapes for high and low voltage, infrared heating systems and anaconda circuits.

     Audio Visual Division. Nortelco's Audio Visual Division sells approximately 1,000 products in the audio visual industry. Generally, the price range for such products ranges from $100 to $80,000.

     The products sold in the Audio Visual Division include audio equipment (AV cassette recorders, microphones, sound systems and cassettes) overhead projectors and accessories and related equipment such as projection screens, portable and fixed video projectors, data interface equipment, conference room and auditorium furniture and related equipment and light-dimming systems.

     The Audio Visual Division also offers a wide variety of additional related and compatible services and "add-ons" such as designing, equipping and installing "turn-key", fully equipped conference rooms and auditoriums. Furthermore, such division provides consulting services with clients regarding previously-built conference rooms and auditoriums. The Audio Visual Division also leases equipment such as overhead slide or film projectors, service and maintenance programs for systems either designed or installed by Nortelco or others and provides installation assistance for equipment purchased.


     The products and services offered and sold by the Nortelco's Audio Visual Division accounted for approximately 29.2% and 31.1% of the Company's consolidated revenues for the nine months ended September 30, 1996 and for the year ended December 31, 1995, respectively. Of such amount, approximately 18.6% and 17.5% were derived from products sold and 10.6% and 13.6% were derived from the installation and sale of customized conference rooms and auditoriums, for the nine months ended September 30, 1996 and for the year ended December 31, 1995, respectively.

     STOREBRO. The lathes which Storebro designs, assembles, and distributes are principally used as metal cutting machine tools, however, in certain instances, the lathes may be specially designed to work with plastic or other materials. Metal cutting machine tools utilize a process in which a part or finished product is generated or shaped by rotating the workpiece. Lathing is a machining process whereby a surface is shaped with a tool contained in the lathe which is applied to the rotating workpiece which is chucked in the lathe.

     Typically, early metal working machines, including lathes, were either manually operated or specifically engineered for production applications. In the early 1950's, numerical controls were introduced which automated the operations of a machine tool and increased its efficiency. In the mid 1970's, microprocessors were integrated with numerical controls, which allowed personnel on the shop floor to program and perform sophisticated metal working tasks without central office support. Machine tools with computer numerical controls are referred to as "CNC" machines. All other machine tools are referred to as "conventional" machines.


     Storebro's product line includes both manual lathes and CNC lathes. In the year ended December 31, 1995, Storebro sold 24 lathes, of which 7 were manual lathes and 17 were CNC lathes. The Company also sells lathe parts to existing lathe owners and also services, repairs and overhauls existing lathes. Sales of these products accounted for approximately 18.0% and 17.7% of the Company's revenues for the nine months ended September 30, 1996 and for the year ended December 31, 1995, respectively.


     Manual Lathes. Storebro's manual lathes are used in small workshops, vocational schools and tool rooms of large manufacturing companies. The Company sells two lines of its manual lathes, the GK-195 and the SB-N.

     The GK-195 manual lathe is used for smaller jobs such as in repair shops and vocational schools. Generally, these lathes are designed to be used for small single jobs and single small pieces such as making spare parts for, among other things, automobiles and boats. The GK-195 lathe may also be designed by the Company in varying lengths and with various options, depending upon the needs and specifications, if any, of a particular customer.

     The SB-N lathe is used for substantially larger, heavy production jobs such as the manufacture of heavy metal cylinders and axles. The SB-N model, depending on customer needs and specifications can be designed in a variety of lengths and with a variety of options.

     Depending on the number of "add-ons," if any, a particular client may request to be built into a particular lathe, the price range for the GK-195 lathes ranges from approximately $18,000 to $28,000 and approximately $60,000 to $160,000 for the SB-N lathe.


     CNC Lathes. Storebro's CNC lathe machine product line consists of four basic models: the STM 2000, the STM 2500, the STM 4000 and the STM 6000. Generally, the difference in the models is the size of the "chuck" within the lathe and the general size of the lathe. The "chuck" is the component of the lathe which holds the workpiece. Within the four basic CNC lathes sold by Storebro, an unlimited variety of any of each such lathes can be designed and assembled by the Company, depending upon a particular customer's specifications and requirements. All of the Company's CNC lathes incorporate CNC control systems produced by Siemens AG.



     In the second quarter of 1996, Storebro introduced a new model of lathe, the ALERT, which is a combination of a conventional and a CNC lathe. The ALERT Model was shown officially for the first time in May 1996 at the Gothenburger Machine Tool Show, one of the largest machine tool shows held in Sweden. The Company believes that this lathe can either be used as a conventional lathe with a control system recording the various manual operations made by the operator making a first part in order to automatically turn the next workpiece in accordance with the originally turned piece (teach-in), or in the alternative, it can be programmed in a very easy and user-friendly way as an ordinary CNC machine. As of the date of this Prospectus, the Company has sold 5 ALERT lathes, representing approximately $400,000 of revenues. The

Company anticipates, although there can be no assurance, that sales of such lathes will increase to approximately 30 ALERT lathes (approximately $1,200,000 in revenues) per year in the future.

     The Company believes that all of its CNC lathes are equipped with state-of-the-art interactive programming capabilities with operator guidance, blueprint programming and graphics. All controls are located in a sliding console which the Company believes allows the operator easy access. The software can be manually input into the machine or fed into memory. Because data entry and display for such lathes are simplified, each of Storebro's CNC lathes are shop-floor programmable.

     Depending on the number of "add-ons", a particular client may request to be built into a particular CNC lathe, the price range of the STM 2000 ranges from approximately $110,000 to $150,000. The STM 2500 ranges from approximately $130,000 to $180,000, the STM 4000 ranges from approximately $160,000 to $270,000 and the STM 6000 ranges from approximately $175,000 to $360,000.

     Storebro also generates revenues from providing maintenance and support services to lathe owners and from the sale of spare parts for lathes.


     The products sold and services rendered by Storebro accounted for approximately 13.5% and 16.1% of the Company's consolidated revenues for the nine months ended September 30, 1996 and for the year ended December 31, 1995, respectively. Of such amount, approximately 11.0% and 13.1% were derived from the sale of products and 2.5% and 3.0% were derived from maintenance and support services rendered, for the nine months ended September 30, 1996 and for the year ended December 31, 1995, respectively.


SOURCES OF MANUFACTURING

     NORTELCO. Nortelco does not manufacture any of the products its distributes. The products Nortelco distributes are purchased from various manufacturers as finished products and are stored at Nortelco's corporate headquarters and subsequently sold by Nortelco to its customers. Nortelco has not entered into any written, material contracts with any of its product manufacturers for the manufacture of products for Nortelco.


     Although no products from any of Nortelco's suppliers accounted for more than 5% of the Company's revenues in the year ended December 31, 1995 or the nine months ended September 30, 1996, the loss of business from major suppliers could have a material adverse effect on Nortelco's operations. See "Risk Factors."


     Nortelco's products are imported from non-affiliated, third-party manufacturers throughout the world including Germany (approximately 40%), United States (approximately 10%), England (approximately 10%), and certain countries in the Far East, aggregating approximately 10%. No other country accounted for more than 5%. Nortelco avoids incurring fixed manufacturing costs. Delays in shipments or defects in products could result in a loss of sales or customers, which could have a material adverse affect on Nortelco.

     Products purchased by Nortelco are paid for by either letter of credit or wire transfer. Payment is made by Nortelco only upon the proper fulfillment of terms established between Nortelco and the manufacturer. Most product purchases are made and paid for in foreign currency. To date, Nortelco has not experienced any material delays or defects in its products. Because Nortelco purchases substantially all of its products from third-party manufacturers in foreign countries, timely delivery of such products is subject to and could be affected by political or economic disruptions, including labor strikes and disruptions in the shipping industries. To date, Nortelco has not experienced any problems as a result of any political or economic disruptions. See "Risk Factors-Foreign Manufacturing."

     Nortelco purchases products from approximately 50 manufacturers. Nortelco's corporate headquarters and executive offices are located in Oslo, Norway. In addition, Nortelco's Norwegian subsidiaries, Nortelco Teknikk and Brannteknikk, also maintain their offices at such location. Nortelco also maintains offices, warehouse and showroom space for itself and its Swedish subsidiary, Nortelco Audiatur, in Solna, Sweden. Nortelco maintains an inventory of certain of its products at its facilities, enabling it to respond quickly to customer orders.

     STOREBRO. Although Storebro orders the components included in its lathes, generally, Storebro manufactures and assembles all of its lathes on a customized basis. Based upon discussions with a particular customer, Storebro's in-house engineers produce drawings of the type of lathe desired by the customers. In instances where customers request specialized add-on features, as automated loading of unloading, Storebro contracts with a local design consulting firm, such as Solve Ekholm, which produces drawings of the specialized features, which drawings are finalized by Storebro's engineers. Based upon such drawings, Storebro has molds of the particular lathe parts manufactured by various local subcontractors and the steel molds are sent to Storebro Gjutereri, a local foundry, which produces iron castings to be used for the major body and various other parts of the lathe. The iron castings are sent back to Storebro and the lathe body and the mechanical features are machined to correct specifications and assembled into a customized lathe in Storebro's workshop. All of the components used in assembling the lathes are purchased from independent third parties. Many of such components are standard components and can be ordered and delivered to Storebro in one to sixteen weeks. Storebro keeps an internal supply of the standard components. Storebro is dependent on the manufacture of its components used in its lathes. To date, although Storebro has experienced delays in delivery of certain non-standard parts of its lathes, such delays have not had a material adverse affect on Storebro. In the future, however, such delays could have a material adverse affect on the Company. See "Risk Factors".


MARKETING, SALES AND DISTRIBUTION

     NORTELCO. Nortelco distributes its products throughout Norway and Sweden through its own sales representatives. Nortelco currently has fifty (50) in-house full-time sales representatives. The Company believes that each such sales representative is a highly trained, technical person which management believes enables the representative to explain and install the products and assist the customer in problem solving and after-sale maintenance. Nortelco also employs one independent sales representative. Purchasers of Nortelco's products include retailers, end users and wholesalers. Other than purchase orders completed by customers, Nortelco does not have written agreements with its customers but sells products to customers on open accounts with payment terms typically varying from thirty (30) to ninety (90) days.

     Nortelco also markets products at international and regional trade shows in Norway and Sweden. In addition, Nortelco maintains showrooms in its Oslo and Stockholm facilities where it exhibits its products to customers.

     Nortelco directly, or through its independent salespersons takes written orders for its products from its customers. If Nortelco has the particular item in inventory, it generally ships it or makes it available for pick-up by the customer within one day. If the particular product is not in inventory, Nortelco orders such product from the manufacturer. Delivery of such products to its customers can take, depending on how quickly Nortelco is able to obtain the product from the manufacturer, up to six months. Cancellations are generally made in writing and Nortelco takes appropriate steps to notify its manufacturers of such cancellations.

     Nortelco generally does not accept returns, although consistent with industry practices, it makes exceptions to this policy on a case-by-case negotiated basis. Generally, Nortelco provides a one to three year warranty on its products pursuant to which it replaces defective products. To date replacement of products under warranty by Nortelco have not been material.


     Nortelco considers backlog to be written customer orders received but not yet shipped by Nortelco. Nortelco's backlog at September 30, 1996 was approximately $2,843,000. Backlog generally represents orders that will be shipped within six months. Because customer orders may be canceled at any time without penalty, Nortelco believes that backlog may not accurately indicate sales for any future period.


     Nortelco has expended approximately $160,000 on a computer system and custom-made software which enable it to have a fully integrated state-of-the-art distribution system. The Company believes that this system will not only result in a substantial saving of time and manpower in Nortelco's distribution process, but also allows Nortelco to order and distribute its products in a more timely and efficient manner. Nortelco's computer distribution system encompasses its entire distribution network from purchase orders to the actual receipt of inventory in its warehouse and from sales orders to customer invoice and collection. This system enables Nortelco to track a product order from initiation through the ultimate cash receipt from the customer. The system also has a built-in management information system, which enables Nortelco to analyze its total profitability as well as profitability by a particular product or customer. The Company is currently inputting all of Nortelco's products and information and Nortelco believes that by the year ending December 31, 1996 all of Nortelco's production information will be "on" such system.


     STOREBRO. Storebro distributes its lathes primarily in Sweden and Germany. Sales of lathes to Swedish customers accounted for approximately 60% and 50% of all of its lathes sold in the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. In addition, sales of lathes to German customers accounted for approximately 40% and 50% of all of its lathes sold in the year ended December 31, 1995 and the nine months ended September 30, 1996. In Sweden, Storebro sells lathes through its two full-time, in house sales representatives. In Germany, Storebro sells lathes through MWD-Vertriebs GmbH, an independent sales representative, pursuant to an agency agreement which terminates in October 1997. The Company also distributes its lathes to customers in Norway, Denmark, and Switzerland through independent sales representatives located in such countries. Such representatives purchase the lathes and then sell them to their customers.



     Generally, all sales of lathes require customers to pay an initial down payment of approximately 30% of the purchase price, and the balance on delivery. Delivery of a lathe from the date of order generally is approximately four months.



     Storebro advertises through trade shows and trade magazines in Sweden and uses its corporate headquarters to exhibit lathes to customers. Outside of Sweden, all advertising and promotion is done by Storebro's independent sales representatives at their own costs.


     For all lathes sold, Storebro provides a twelve (12) month full warranty and provides on-site services to customers including delivery of replacement parts during the warranty period.


     Storebro considers backlog to be written customer orders received but not yet shipped. At September 30, 1996, Storebro's backlog was $2,907,000. Backlog generally represents orders that will be shipped and invoiced within eight months. Because Storebro has not experienced any cancellations of customer orders, Storebro believes that backlog accurately indicates sales for future periods.



     As stated above, Storebro has not experienced any cancellations of customer orders. However, in the event that a cancellation of an order for a lathe occurs, Storebro will retain the customer's 30% down payment. In the case of cancellation of an order for spare parts, the customer will be charged a 20% cancellation charge on items which Storebro has in its inventory, and a 40% cancellation charge on externally purchased spare parts. In all cases, Storebro will be responsible for its commitments to third party manufacturers from whom it may order parts.


PRODUCT LIABILITY

     Nortelco has approximately $500,000 in product liability insurance. Nortelco believes that, generally, the manufacturers of its products also have product liability insurance for their respective products. Storebro has approximately $2,000,000 of product liability insurance. To date, neither Nortelco or Storebro has been a party to any material product liability claims asserted against them, and believe their respective product liability insurance policies are sufficient. See "Risk Factors-Product Liability."

COMPETITION


     Nortelco and Storebro both compete in markets that are extremely competitive and sensitive to changing consumer preferences and demands. Each such corporation competes against many companies that are better known, substantially larger and more diversified, and have substantially greater financial, employee and marketing resources than either of such corporations, as well as greater name recognition and the ability to develop and market products similar to and more competitively priced than those distributed by such corporations. Nortelco's competitors include Hauke, Ltd. (England), Group Schneider, Ltd. (France), Wandel & Guterman GmbH (Germany), Asea Brown Bowery AS (Norway) and Audio Grafiska (Norway), and Storebro's competitors include Emco Maier Gessellschaft m.b.H. (Austria), Gildemeister N.E.F.-Drehmaschinen GmbH (Germany), A. Monforts GmbH & Co. Maschinenfabrik (Germany), Traub AG (Germany), Yamazaki Mazak Corportion (Japan), Okuma Machinery Works Ltd. (Japan), Mori Seiki Co., Ltd. (Japan). No assurances can be given that either of such companies will be able to compete in their respective markets.


EMPLOYEES

     At September 30, 1996, the Company, through Nortelco and Storebro, employed approximately 92 persons. Of such 92 persons, Nortelco employs approximately 73 persons and Storebro employs approximately 19 persons, all of which are full time employees. The Company employs three persons, its executive officers, Messrs. Haggqvist, Nysted and Sjostrand, one of which, Mr. Nysted, is the President of Nortelco.

FACILITIES


     NORTELCO. Nortelco leases approximately 30,000 square feet in Oslo, Norway, pursuant to a lease expiring December 31, 2003, at a rate of $490,000 per year, subject to an escalation clause based upon the Norwegian Consumer Price Index. Payments on the lease are cross-guaranteed by Nortelco up to $270,000 and by Nortelco System Teknikk up to approximately $130,000. The premises are used as Nortelco's executive offices, warehouse, showroom and business office. The premises were originally owned by Nortelco Real Estate, AS, a former subsidiary of Nortelco AS, which sold the premises in March 1994 to a non-affiliated third party for approximately $6,700,000. Nortelco also leases approximately 12,000 square meters in Solna, Sweden, which is used as the main sales office, executive office, warehouse and workshop for Nortelco Audiatur pursuant to a lease expiring December 31, 1999 at a rent of approximately $90,000 per year. Nortelco also leases space in Gothenburg, Sweden, pursuant to a five-year lease expiring June 30, 2001, at an annual rent of $9,600.


     STOREBRO. Pursuant to a year-to-year lease, Storebro leases approximately 22,000 square feet in Storebro, Sweden. Of such 22,000 square feet, 6,000 square feet is used as its executive and main offices and the remaining 16,000 square feet is the workshop for assembling, re-tooling and repairing lathes. The lease is renewable on six (6) months notice and the lease payment is approximately $55,000 per annum, subject to an annual escalation clause based upon the Swedish Consumer Price Index. Storebro also leases approximately an additional 8,000 square feet, also in Storebro, Sweden, which space is used to warehouse spare parts for lathes that Storebro sells. The lease is renewable on nine (9) months notice and the annual rent payments are approximately $7,500.

LEGAL PROCEEDINGS

     The Company is not party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

           NAME             AGE                      POSITION
--------------------------  ---     ------------------------------------------
Bjorn Nysted..............  58      President and a Director
Goran Haggqvist...........  52      Chairman of the Board
                                    Chief Financial Officer, Treasurer and
Kjell Sjostrand...........  40      Secretary
Espen Komnaes.............  44      Director
Jan Thunell...............  52      Director

     Set forth below is a brief background of the executive officers and directors of the Company, based on information supplied by them.


     GORAN HAGGQVIST has been the Chairman of the Board of the Company since May 1994. From May 1994 to September 1996, Mr. Haggqvist was President of the Company. Since April 1993 and April 1994, Mr. Haggqvist has been the Chairman of the Board of Directors of Storebro and Nortelco, respectively. Since 1992, Mr. Haggqvist also has been the President and controlling shareholder of Haggqvinvest AB a privately held international corporate finance firm that invests in and provides advisory services in connection with domestic and international corporate transactions. From 1985 to 1992, he was the President of Societe Generale (Sweden), the Swedish subsidiary of Societe Generale France. Prior to such time, he held a number of executive positions with two Swedish banks including Executive Vice President of Gotabanken and President of Svenska Handelsbanken S.A., Luxembours. Mr. Haggqvist also was the Assistant to the Swedish Trade Commissioner in Zurich. Mr. Haggqvist received a master in political science from the University of Gothenburg in 1970.


     BJORN NYSTED has been the President of the Company since September 1996, and he has been the Treasurer and a Director of the Company since May 1994. Mr. Nysted has been the Managing Director, President, and a Director of Nortelco since 1990 when he founded Nortelco. Mr. Nysted is also the Chairman of the Board of Directors of Nordic Business Development Corp., a privately held corporation controlled by Mr. Nysted and certain of his family members.


     KJELL SJOSTRAND has been the Treasurer of the Company since September 1996, and he has been the Chief Financial Officer and Secretary of the Company since May 1994. Since 1990, Mr. Sjostrand has been the Chief Financial Officer and a Director of AB Antion, a privately held Swedish corporate finance firm controlled by Mr. Sjostrand and one other person. Mr. Sjostrand received a master in economics from the University of Stockholm in 1979.


     ESPEN KOMNAES has been a Director of the Company since September 1996. Mr. Komnaes has been employed as an attorney at Meltvedt, Komnaes & Co., an Oslo, Norway based law firm since 1983. Mr. Komnaes received a degree in jurisprudence from the University of Bergen in 1979 and a B.A. in political science from Santa Barbara City College in 1979.

     JAN THUNELL has been a Director of the Company since September 1996. Since 1987, Mr. Thunell has served as President and a Director of Fidem Foretags & Idemaklarna AB, a privately held Swedish management consulting and business advisory firm controlled by Mr. Thunell. Mr. Thunell received a Master of Science in Mechanical Engineering from the Royal Institute of Technology, Stockholm in 1968.

     Directors are elected annually by the shareholders and hold office until the next annual meeting and until their respective successors are elected and qualified. Executive officers are elected by the Board of Directors and hold office until their respective successors are elected and qualified.


     The Company has agreed that for a period of three years, the Representative will have the right to designate a person to be a non-voting advisor to the Company's Board of Directors who will receive the same compensation as a nonofficer member of the Board of Directors and who will be indemnified by the Company against any claims arising out of his participation at meetings of the Board of Directors. In lieu of the Representative's right to designate an advisor to the Board of Directors, the Representative shall have the right during such three year period, in its sole discretion, to designate one person for election as a director of the Company and the Company will use its best efforts to obtain the election of such person who shall be entitled to receive the same compensation, expense reimbursements and other benefits as any other director. The identity of such person has not been determined as of the date hereof, and it is not expected that such right will be exercised in the immediate future.


EXECUTIVE COMPENSATION

     The following table sets forth, in U.S. dollars, the cash compensation paid by the Company or its subsidiaries for services rendered during the fiscal years ended December 31, 1995 and 1994 and to each of its executive officers whose compensation exceed $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM COMPENSATION
                                                                      ------------------------------
                                           ANNUAL COMPENSATION               AWARDS          PAYOUTS
                                       ----------------------------   --------------------   -------
             (A)                (B)      (C)      (D)        (E)         (F)         (G)       (H)        (I)
                                                            OTHER                                         ALL
           NAME AND                                        ANNUAL     RESTRICTED              PLAN       OTHER
          PRINCIPAL                    SALARY    BONUS     COMPEN-      STOCK      OPTIONS   PAYOUTS    COMPEN-
           POSITION             YEAR   ($)(1)     ($)     SATION($)   AWARDS($)      (#)       ($)     SATION($)
------------------------------  ----   -------   ------   ---------   ----------   -------   -------   ---------
Bjorn Nysted..................  1995    92,000   15,000        --          --                    --         --

EMPLOYMENT AGREEMENTS

     Pursuant to an employment agreement dated April 25, 1994, by and between Nortelco and Mr. Nysted, Nortelco agreed to employ Mr. Nysted as its President until April 1998 at an annual salary of approximately $92,064. In addition, Nortelco also agreed to pay to Mr. Nysted an annual automobile and certain other expenses in an amount not to exceed approximately $13,334 per annum. Such employment contract also includes certain non-competitive provisions and provides that Mr. Nysted can be terminated at the option of Nortelco on twelve
(12) months prior notice. Mr. Nysted, however, is entitled to receive all compensation under his employment agreement notwithstanding if he is terminated by Nortelco.

     Pursuant to an employment agreement dated August 17, 1992 by and between Storebro and Jan Uddgren, Storebro agreed to employ Mr. Uddgren as its President. Although the agreement does not have a specified termination date, it can be terminated by either party on six (6) months prior notice. Pursuant to the employment agreement, Storebro pays to Mr. Uddgren approximately $70,000 per annum, provided him with a one-time $23,000 lump sum pension payment which was paid in 1993, and a company car, which to date Mr. Uddgren has not requested.

     Although both Nortelco and Storebro have entered into employment agreements with a number of their respective employees, the Company has not entered into any other employment agreements.

1995 STOCK OPTION PLAN

     The Company's 1995 Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors and the shareholders of the Company as of September 1995.

     The Stock Option Plan provides for the granting of options to purchase up to 250,000 shares of the Company's Common Stock that are intended to qualify either as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the United States Internal Revenue Code or as options that are not intended to meet the requirements of such section ("Nonstatutory Stock Options"). Options to purchase shares may be granted under the Stock Option Plan to persons who, in the case of Incentive Stock Options, are employees (including officers) of the Company, or, in the case of Nonstatutory Stock Options, are employees (including officers) or non-employee directors of the Company or consultants to the Company.

     The Stock Option Plan provides for its administration by a committee chosen by the Board of Directors comprised of directors who are disinterested persons (as defined in Rule 16(b)(3) under Section 16(b) of the Securities Exchange Act of 1934). Once the committee is chosen by the Board of Directors, the Stock Option Committee shall have full discretionary authority, subject to certain restrictions, to determine the number of shares for which Incentive Stock Options and Nonstatutory Stock Options may be granted and the individuals to whom, the times at which, and the exercise price for which options will be granted.

     The exercise price of all Incentive Stock Options granted under the Stock Option Plan must be at least equal to the fair market value of such shares on the date of the grant, or, in the case of Incentive Stock Options granted to the holder of 10% or more of the Company's Common Stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for which Incentive Stock Options may be granted is ten years from the date of grant (five years in the case of an individual owning more than 10% of the Company's Common Stock). The aggregate fair market value (determined at the date the option is granted) of shares with respect to which Incentive Stock Options are exercisable for the first time by the holder of the option during any calendar year shall not exceed $100,000. If such amount exceeds $100,000, the Board of Directors or the Committee may, when the Options are exercised and the shares transferred to an employee, designate those shares that will be treated as Incentive Stock Options and those that will be treated as Nonstatutory Stock Options.

     As of the date hereof, no options under the Stock Option Plan have been granted.

COMPENSATION OF DIRECTORS


     Directors of the Company do not receive compensation for their services as directors; however, the Board of Directors may authorize the payment of compensation to directors for their attendance at regular and special meetings of the Board and for attendance at meetings of committees of the Board as is customary for similar companies. Directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to the Company. As of the date of this Prospectus, no person has received compensation for serving as a director.


LIMITATION ON LIABILITY OF DIRECTORS

     The Delaware General Corporation Law permits a corporation, through its Certificate of Incorporation, to exonerate its directors from personal liability to the corporation, or to its stockholders, for monetary damages for breach of fiduciary duty of care as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declarations of dividends, and transactions from which the directors derived an improper personal benefit. The Company's Certificate of Incorporation exonerates its directors from monetary liability to the extent permitted by this statutory provision.

     The Company has been advised that it is the position of the Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Act, that provision is against public policy as expressed in the Act and is therefore unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of September 1, 1996, certain information concerning beneficial ownership of shares of Common Stock with respect to (i) each person known to the Company to own 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the executive officer(s) of the Company named in the Summary Compensation Table, and
(iv) all directors and officers of the Company as a group:

                                                    AMOUNT AND           APPROXIMATE           APPROXIMATE
                                                    NATURE OF           PERCENTAGE OF         PERCENTAGE OF
                                                   BENEFICIALLY         COMMON STOCK           COMMON STOCK
                      NAME                            OWNED         BEFORE OFFERING(1)(2)     AFTER OFFERING
-------------------------------------------------  ------------     ---------------------     --------------
Goran Haggqvist..................................       699,063(3)           29.1%                 22.0%
  Karlaplan 10
  Stockholm, Sweden
Bjorn Nysted.....................................       821,629(4)           34.2%                 25.9%
  c/o Nortelco AS
  P.O. Box 116
  Manglerud Olso, Norway
Kjell Sjostrand..................................       125,447(5)            5.2%                  3.9%
  c/o AB. Antion
  Sveavagen 60
  Stockholm, Sweden
Espen Komnaes....................................             0                 0                     0
  c/o Meltvedt, Komnaels & Co.
  Haakon VIIS GT. 2
  Oslo, Norway
Jan Thunell......................................             0                 0                     0
  Norr Malarstrand 52
  Stockholm, Sweden
All Officers and Directors as a Group (three (3)
  persons).......................................     1,649,139(6)           68.5%                 51.9%

---------------

 *  Less than 1% of issued and outstanding.

(1) Based upon 2,400,000 shares of Common Stock issued and outstanding. However, each beneficial owner's percentage ownership is determined by assuming that options, warrants and other convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within sixty (60) days have been exercised or converted. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days upon the exercise of options or warrants.

(2) Unless otherwise provided herein, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(3) Mr. Haggqvist is the Chairman and a Director of the Company and a Director of Nortelco and Storebro. Of such 699,063 shares, 500,000 of such shares are owned by the father of Mr. Haggqvist and the balance by Mr. Haggqvist. See "Certain Transactions."

(4) All shares are owned by Nordic Business Development AS, a privately held corporation controlled by Mr. Nysted and certain of his family members. Mr. Nysted is the President and a Director of the Company, and the Managing Director, President, and a Director of Nortelco. See "Certain Transactions."

(5) Includes 118,953 shares and 6,494 shares owned by AB Antion and Retrivum AB, two privately held corporations controlled by Mr. Sjostrand and/or one other person. See "Certain Transactions."

(6) See footnotes (3), (4) and (5).

                              SELLING STOCKHOLDERS

     The following table set forth certain information at September 1, 1996 and as adjusted to reflect the sale of the Common Stock by the Selling Stockholders.


                                                                                                  SHARES OWNED
                                                                                                      AFTER
                                         SHARES                     SHARES      PERCENTAGE OF      OFFERING IF
                                      BENEFICIALLY                  OWNED       SHARES OWNED      OVERALLOTMENT
              NAME OF                 OWNED PRIOR      SHARES       AFTER           AFTER         IS EXERCISED
            STOCKHOLDER               TO OFFERING      OFFERED     OFFERING       OFFERING           IN FULL
------------------------------------  ------------     -------     --------     -------------     -------------
Jeff Levine.........................     10,000         8,750        1,250         *                -0-
Bruce Fixelle.......................     10,000         8,750        1,250         *                -0-
Ballard Property Co. #1 Ltd.........      5,000         4,375          625         *                -0-
Richard Metsch......................      5,000         4,375          625         *                -0-
George Rutland......................     10,000         8,750        1,250         *                -0-
Silverio Conte......................      5,000         4,375          625         *                -0-
Wayne Wiseman.......................     10,000         8,750        1,250         *                -0-
Joseph Raimando.....................      5,000         4,375          625         *                -0-
Deborah Caruso......................     10,000         8,750        1,250         *                -0-
Sierra Holding Trust................     10,000         8,750        1,250         *                -0-
Marscel Aronheim....................      5,000         4,375          625         *                -0-
ATB, Inc............................      5,000         4,375          625         *                -0-
Edward Wilkins......................      5,000         4,375          625         *                -0-
Joseph DiMarco......................      5,000         4,375          625         *                -0-


---------------

* Less than 1%.

                              CERTAIN TRANSACTIONS

     THE COMPANY


     On April 11, 1994, Joe Vick ("Vick"), Mega Holding Corp. and Monkwell Consultants, Inc. ("Monkwell"), a United Kingdom corporation controlled by Mr. Mats Hartling, a former executive officer and director of the Company, entered into a Stock Purchase Agreement pursuant to which Monkwell purchased 4,000 shares of Common Stock of Sherman, Goelz and Associates, a Nevada corporation ("SGA"), which shares constituted approximately 86% of the then issued and outstanding Common Stock of SGA, from Vick for an aggregate of $190,000. To fund the purchase of the 4,000 shares and certain other related expenses, on April 11, 1994 Monkwell borrowed approximately $240,000 from Mr. Goran Haggqvist (currently the chairman of the board and a principal shareholder of the Company), which sum was repaid, without interest, by the transfer of certain shares of SGA as described below.



     Subsequently, on April 25, 1994, Monkwell (controlled by Mr. Mats Hartling, a former officer and director of SGA) transferred (i) approximately 419 shares of Common Stock of SGA to Universal Commodity Trading Group, S.A. ("Universal"), a corporation also controlled by Mr. Mats Hartling, (ii) approximately 445 shares of Common Stock of SGA to Nathan International Corp., a corporation controlled by Mr. Tom Simeo, a former executive officer and director of the Company. In addition, on June 2, 1994, Monkwell transferred approximately 1,726 shares of Common stock of SGA to Mr. Goran Haggqvist (currently the president, a director and a principal shareholder of the Company), in consideration for the cancellation of the $240,000 owed by Monkwell to Mr. Haggqvist.



     Following the purchase of the 4,000 shares by Monkwell from Vick, on April 11, 1994, two persons, Messrs. Mats Hartling (a former officer and director of SGA who is the control person of Monkwell and Universal) and Mr. Tom Simeo (a former officer and director of SGA who is the control person of Nathan) were terminated as directors and officers of SGA and were replaced by Messrs. Bjorn Nysted and Kjell

Sjostrand, which persons are currently executive officers, directors and/or principal shareholders of the Company. In connection with their termination, approximately 419 shares out of approximately 863 shares of Common Stock of SGA then beneficially owned by such persons were transferred, in April 1994, for no consideration by such persons to Ovington Investments Limited ("Ovington"), a Gibraltar corporation controlled by Mr. Goran Haggqvist (currently an officer, director and principal shareholder of the Company).



     In May 1994, Monkwell (controlled by Mr. Mats Hartling, a former officer and director of SGA who also controls Universal) and Nordic Business Development AS ("NBD"), a Norwegian corporation controlled by Mr. Bjorn Nysted (currently the president, a director and a principal shareholder of the Company) entered into a Stock Purchase Agreement pursuant to which Monkwell acquired 80% of the issued and outstanding stock of Nortelco. See "Certain Transaction-Nortelco" below. Subsequent to such transaction, in May 1994, Monkwell transferred to Universal (i) all of the shares of Nortelco owned by Monkwell, and (ii) approximately $856,429 of the outstanding aggregate indebtedness owed by Monkwell to Mr. Goran Haggqvist and certain of Mr. Haggqvist's family members, and AB Antion, a corporation controlled by Mr. Kjell Sjostrand (currently the chief financial officer, treasurer, secretary and a principal shareholder of the Company) and Mr. Christer Janson. As described below, approximately $856,429 of outstanding indebtedness was satisfied by the repayment from Universal to Mr. Goran Haggqvist of the sum of $785,000 and the transfer of 581 shares of Common Stock of SGA owned by Universal.



     On November 23, 1994, SGA and Universal (controlled by Mr. Mats Hartling, a former officer and director of SGA who also controls Monkwell) entered into a Stock Purchase Agreement pursuant to which SGA acquired all of the issued and outstanding common stock of Nortelco owned by Universal (80%) for an aggregate consideration of $2,285,000, $785,000 of which was previously paid in May 1994 at a closing held pursuant to an original Stock Purchase Agreement entered into between the parties, dated May 12, 1994, which agreement was subsequently amended on October 4, 1994. Pursuant to the November 23, 1994 Stock Purchase Agreement, which agreement amended the October 4, 1994 Stock Purchase Agreement, the $1,500,000 balance of the purchase price was paid by the delivery to Universal of 581 shares of Common Stock of SGA. The $2,285,000 purchase price was determined by the parties based upon a multiple of estimated earnings before taxes for Nortelco in the 1994 fiscal year.



     On November 23, 1994, SGA and Ovington (controlled by Mr. Goran Haggqvist, currently an officer, director and principal shareholder of the Company) entered into a Stock Purchase Agreement pursuant to which SGA acquired all of the issued and outstanding shares of common stock of Storebro from Ovington for an aggregate consideration of $1,600,000, $215,000 of which was paid in May 1994 at a closing held pursuant to an original Stock Purchase Agreement entered into between the parties, dated May 16, 1994, which agreement was subsequently amended on October 4, 1994. Pursuant to the November 23, 1994 Stock Purchase Agreement, which agreement amended the October 4, 1994 Stock Purchase Agreement, the $1,385,000 balance of the purchase price was paid by the delivery to Ovington of 490 shares of Common Stock of SGA. The $1,600,000 purchase price was determined by the parties based upon a multiple of estimated earnings before taxes for Storebro in the 1994 fiscal year.



     In December 1994, in exchange for a cancellation of a $77,000 invoice from SGA to Nortelco for administrative services performed by certain officers of SGA on behalf of Nortelco, Nortelco issued to SGA 500 shares of its common stock, par value $153. The administrative services performed and provided by the officers of SGA on behalf of Nortelco included bookkeeping and legal matters. NBD (controlled by Mr. Bjorn Nysted, currently an officer, director and a principal shareholder of the Company), then purchased from SGA 100 shares of such stock for $15,000. Such purchase price was paid by a 10% promissory note from NBD due December 31, 1995.



     On January 5, 1995, SGA sold 126,271 shares of its Common Stock to Mayfair Capital Limited at a purchase price of 1.75 per share, $221,832 (NOK 1,500,000) in the aggregate. The Company subsequently loaned such $221,832 (NOK 1,500,000) to Nortelco through a 10% subordinated note due December 31, 1996, which funds were used to purchase 75% of the issued and outstanding stock of Brannteknikk.



     In May 1995, the Company entered into an Agreement and Plan of Merger with SGA, pursuant to which SGA was merged with and into the Company, with each share of SGA being exchanged for one share of the

Company. Prior to the merger, as described above, SGA had acquired Nortelco and Storebro from NBD (controlled by Mr. Bjorn Nysted, currently an officer, director and principal shareholder of the Company) and certain of his family members, and AB Antion (controlled by Mr. Kjell Sjostrand, currently an officer and a principal shareholder of the Company, and Mr. Christer Janson), in exchange for cash and shares of Common Stock.



     On September 15, 1995, the Company sold an aggregate of 1,793,939 shares of Common Stock to Mr. Goran Haggqvist for approximately $1,000,000, which funds had previously been provided to the Company on May 20, 1994, and were used by the Company for, among other purposes, as part of the consideration used by the Company to acquire Nortelco and Storebro. On September 15, 1995, Mr. Haggqvist transferred, for no consideration, an aggregate of 868,850 shares to NBD (controlled by Mr. Bjorn Nysted, currently an officer, director and a principal shareholder of the Company) and 135,174 shares to AB Antion (controlled by Mr. Kjell Sjostrand, currently an officer and a principal shareholder of the Company, and Mr. Christer Janson).


     NORTELCO


     Effective as of April 1, 1994, Nortelco and Nortelco Audiatur acquired certain assets of the Swedish and Norwegian operations of Dynatech Corporation, a non-affiliated Massachusetts corporation, for an aggregate of approximately $338,809. To fund such acquisition, Nortelco borrowed $240,350 (NOK 1,519,000) from NBD (controlled by Mr. Bjorn Nysted, currently an officer, director and a principal shareholder of the Company). In exchange for such funds, Nortelco issued to NBD a 12% $240,350 (NOK 1,519,000) demand promissory note. Such note is still currently outstanding.



     In April 1994, Mr. Bjorn Nysted (currently the president, a director and a principal shareholder of the Company) personally guaranteed approximately $70,000 (NOK 500,000) of a credit facility maintained by Nortelco and Nortelco System Teknikk with Den Norske Bank.



     In May 1994, Monkwell (controlled by Mr. Mats Hartling, a former officer and director of SGA who also controls Universal) and NBD (controlled by Mr. Bjorn Nysted, currently an officer, director and a principal shareholder of the Company) and certain of his family members, entered into a Stock Purchase Agreement pursuant to which Monkwell acquired 80% of the issued and outstanding stock of Nortelco for an aggregate of approximately $805,000 (NOK 5,500,000) from NBD. To fund the purchase price for the 80% of the issued and outstanding shares of Nortelco and certain other related expenses, Monkwell borrowed an aggregate of $665,000 (NOK 5,000,000) from Mr. Goran Haggqvist and certain family members and an additional $140,000 (NOK 1,050,000) from AB Antion (a corporation controlled by Mr. Kjell Sjostrand, currently an officer and a principal shareholder of the Company, and Mr. Christer Janson).



     As described above, on November 23, 1994, SGA and Universal (controlled by Mr. Mats Hartling, a former officer and director of SGA who also controls Monkwell) entered into a Stock Purchase Agreement pursuant to which SGA acquired all of the issued and outstanding common stock of Nortelco owned by Universal (80%) for an aggregate consideration of $2,285,000, $785,000 of which was previously paid in May 1994 at a closing held pursuant to an original Stock Purchase Agreement entered into between the parties, dated May 12, 1994, which agreement was subsequently amended on October 4, 1994. Pursuant to the November 23, 1994 Stock Purchase Agreement, which agreement amended the October 4, 1994 Stock Purchase Agreement, the $1,500,000 balance of the purchase price was paid by the delivery to Universal of 581 shares of Common Stock of SGA.



     On November 23, 1994, approximately $805,000 (NOK 6,050,000) of outstanding indebtedness owed by Universal (controlled by Mr. Mats Hartling, a former officer and director of SGA who also controls Monkwell) to Mr. Goran Haggqvist and certain of his family members and AB Antion (a corporation controlled by Mr. Kjell Sjostrand, currently an officer and principal shareholder of the Company, and Mr. Christer Janson) (representing funds loaned to Monkwell for the purchase of 80% of the issued and outstanding shares of Nortelco from NBD)(NBD is a corporation controlled by Mr. Bjorn Nysted, currently an officer, director and a principal shareholder of the Company) was satisfied by the repayment from

Universal to Ovington of the sum of $785,000 and the transfer of 581 shares of Common Stock of SGA owned by Universal.



     In November 1995, the Company and NBD entered into a Stock Purchase Agreement pursuant to which the Company acquired the remaining 20% of the issued and outstanding shares of common stock of Nortelco for 216,000 shares of Common Stock of the Company, which shares were provided to NBD from Messrs. Goran Haggqvist and Mark Oldmar and NBD, Mayfair, AB Antion, Gusrae, Kaplan & Bruno and Retrivum. The transfer of shares by such shareholders were made as contributions to capital based upon the proportionate ownership interests of such shareholders in the Company.


     NORTELCO SUBSIDIARIES


     In April 1993, Nortelco and Nortelo Audiatur (formerly known as Audiatur
AB) entered into a Stock Purchase Agreement, effective January 1, 1994, pursuant to which Nortelco acquired 80% of the issued and outstanding shares of Nortelco Audiatur for an aggregate of approximately $225,000.



     On July 25, 1994, Monkwell (controlled by Mr. Mats Hartling, a former officer and director of SGA who also controls Universal) entered into an agreement with NBD pursuant to which Monkwell acquired all of the issued and outstanding shares of common stock of Bror Mauritz Hansen AS, a Norwegian corporation ("Bror") in consideration for the transfer by Monkwell to NBD of approximately 1,410 shares of Common Stock of SGA.



     On July 30, 1994, Nortelco acquired the remaining 20% of Nortelco Audiatur from Mark Oldmar (the current President and former owner of Nortelco Audiatur) for approximately 230 shares of Common Stock of SGA (50 shares of which were transferred from NBD and the remaining 180 shares of which were issued by SGA). The transfer of shares by NBD and the issuance of shares by SGA were made as contributions to capital based upon the proportionate ownership interests of NBD and SGA in Nortelco. Nortelco had previously acquired the initial 80% of Nortelco Audiatur, effective January 1, 1994, from Mr. Oldmar for an aggregate consideration of approximately $225,000.



     On September 20, 1994, Monkwell entered into a Stock Purchase Agreement pursuant to which it sold all of the issued and outstanding shares of common stock of Bror to Nortelco System Teknikk, for approximately $145 (NOK 1,000). Subsequently, on November 1, 1994, Bror was merged with and into Nortelco System Teknikk. The purchase price for all of the issued and outstanding shares of common stock of Bror was determined between the parties to the Stock Purchase Agreement.


     STOREBRO


     On May 16, 1994, AB Grundstenen, a Swedish corporation, entered into an agreement with Ovington (controlled by Mr. Goran Haggqvist, currently an officer, director and principal shareholder of the Company), pursuant to which AB Grundstenen sold all of the issued and outstanding shares of common stock of Storebro to Ovington for approximately $75,000 (SEK 500,000) or 25 shares of Common Stock of SGA. The purchase price for the shares of Common stock of Storebro was paid for by Ovington in the form of a $75,000 (SEK 500,000) convertible promissory note, which note was subsequently converted into 25 shares of Common Stock of SGA.



     As described above, on November 23, 1994, Ovington (controlled by Mr. Goran Haggqvist, currently an officer, director and principal shareholder of the Company) and SGA entered into a Stock Purchase Agreement pursuant to which the Company acquired all of the issued and outstanding shares of common stock of Storebro from Ovington for an aggregate consideration of $1,600,000, $215,000 of which was paid in May 1994 at a closing held pursuant to an original Stock Purchase Agreement entered into between the parties, dated May 16, 1994, which agreement was subsequently amended on October 4, 1994. Pursuant to the November 23, 1994 Stock Purchase Agreement, which agreement amended the October 4, 1994 Stock Purchase Agreement, the $1,385,000 balance of the purchase price was paid by the delivery to Ovington of 490 shares of Common Stock of SGA.

     In connection with the acquisition of all of the issued and outstanding shares of common stock of Storebro by SGA, on August 31, 1994, Storebro Svarv AB ("Storebro Svarv"), a Swedish corporation owned by a corporation controlled by Messrs. Goran Haggqvist and Kjell Sjostrand (which persons are currently executive officers, directors and/or principal shareholders of the Company) sold all of Storebro Svarv's lathe spare parts inventory to Storebro for a $53,000 (SEK 400,000) promissory demand note, which note was subsequently repaid without interest.


                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is authorized to issue up to 19,000,000 shares of Common Stock, $.0001 par value per share, 2,400,000 of which are issued and outstanding as of the date of this Prospectus. The holders of the Common Stock are entitled to receive dividends equally when, as and if declared by the Board of Directors, out of funds legally available therefore.

     Subject to the rights that may be designated by the Board of Directors to the holders of any preferred stock, the holders of the Common Stock have sole voting rights, one vote for each share held of record, and are entitled upon liquidation of the Company to share ratably in the net assets of the Company available for distribution. Shares of the Company's Common Stock do not have cumulative voting rights and vote as a class on all matters requiring stockholder approval. Therefore, the holders of a majority of the shares of Common Stock may elect all of the directors of the Company, control its affairs and day to day operations. The shares of Common Stock are not redeemable and have no preemptive or similar rights. All outstanding shares of the Company's Common Stock are fully paid for and non-assessable.

PREFERRED STOCK


     The Company is authorized to issue 1,000,000 shares of "blank check" Preferred Stock par value $.0001 per share ("Preferred Stock"). The Preferred Stock may be issued from time to time, in one or more series, upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, will be authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The issuance of Preferred Stock (subject to the prohibition of the Company issuing such shares for two years from the Effective Date, without the consent of the Underwriters), while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely effect the voting power of the holders of the Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely effect the market price of the Common Stock, if the Common Stock is ever publicly traded, of which there are no assurances. As of the date hereof, the Company has no plans to issue, or any present intention to issue any such shares.


REDEEMABLE COMMON STOCK PURCHASE WARRANTS

     Each Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $8.40 per share, subject to adjustment, commencing one year
after the Effective Date until           , 2003.


     The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") among the Company, the Underwriters and Olde Monmouth Stock Transfer Co., Inc., the warrant agent, and will be evidenced by warrant certificates in registered form.


     The exercise price of the Warrants and the number and kind of shares of Common Stock or other securities and property issuable upon exercise of the Warrants are subject to adjustment in certain circumstances, including stock splits, stock dividends, subdivisions, combinations, reclassification, or issuances of stock at a price lower than the current market price. Additionally, an adjustment will be made upon the sale of all or substantially all of the assets of the Company in order to enable the holders of the Warrants to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of the Warrants.

     The Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. Upon notice to the holders of the Warrants, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

     Warrants may be exercised upon surrender of the Warrant certificate evidencing those Warrants on or prior to the expiration date (or earlier redemption date) of the Warrants to the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (in United States funds, by cash or certified bank check payable to the order of the Warrant Agent) for the number of Warrants being exercised.

     No fractional shares will be issued upon exercise of the Warrants. However, if a holder of a Warrant exercises all Warrants then owned of record by him, the Company will pay to that holder, in lieu of the issuance of any fractional share which would otherwise be issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

     No Warrant will be exercisable unless at the time of exercise the Company has filed with the Commission a current prospectus covering the issuance of shares of Common Stock issuable upon exercise of the Warrants and the issuance of shares has been registered or qualified or is deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of the Warrant. The Company has undertaken to use its best efforts to maintain a current prospectus relating to the issuance of shares of Common Stock upon the exercise of the Warrants until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to maintain a current prospectus, there is no assurance that it will be able to do so. See "Risk Factors -- Current Prospectus and State Blue Sky Registration Required to Exercise Warrants."


     The Warrants are redeemable, in whole or in part, by the Company at a price of $.05 per Warrant, commencing one year after the Effective Date and prior to their expiration, provided that (i) prior written notice of not less than 30 days is given to the Warrantholders (ii) the closing bid price (as defined) of the Company's Common Stock for the twenty consecutive trading days immediately prior to the date on which the notice of redemption is given, shall have exceeded $13.00 per share and (iii) Warrantholders shall have exercise rights until the close of business the day preceding the date fixed for redemption. The Warrants shall be exercisable until the close of the business day preceding the date fixed for redemption. In addition, subject to the rules of the NASD, the Company has agreed to engage the Underwriters as warrant solicitation agent, in connection with which it would be entitled to a 5% fee upon exercise of the Warrants. See "Underwriting."


TRANSFER AGENT AND WARRANT AGENT

     The Transfer Agent for the Company's Common Stock and the Warrant Agent for the Company's A Warrants is Olde Monmouth Stock Transfer Co., Inc., Middletown, New Jersey.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon consummation of this Offering, the Company will have 3,175,000 shares of Common Stock outstanding (3,306,250 shares if the Underwriters' Over-allotment option is exercised in full). All of the shares of Common Stock sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by an "affiliate" of the Company which will be subject to certain limitations of Rule 144 adopted under the Securities Act.


     The 2,400,000 presently outstanding shares of Common Stock are restricted securities and will be subject to the resale limitations provided for in Rule
144. Under Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the company, who has owned restricted shares of Common Stock beneficially for at least two years, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common stock is quoted on an exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A nonaffiliate who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. In meeting the two and three year holding periods described above, a holder who has purchased shares can include the holding periods of a prior owner who was not an affiliate of the Company.


     Giving effect to the sale of 775,000 by the Company and 100,000 shares by the Selling Stockholders, the Company will have issued and outstanding 3,175,000 shares of its Common Stock, of which 2,300,000 will be "restricted securities".



     All Company's securityholders, on the date hereof, have agreed not to publicly sell, for a period of two (2) years from the date of this Prospectus, any shares of the Company's Common Stock without the prior written consent of the Representative. The Representative's decision whether to release such individuals from their lock-ups will be dependent upon market conditions, including the need to maintain orderly market conditions.


     Prior to this Offering, there has been no sustained market for any securities of the Company. The effect, if any, of public sales of the restricted shares of Common Stock or the availability of such shares for future sale at prevailing market prices cannot be predicted. Nevertheless, the possibility that substantial amounts of restricted shares may be resold in the public market may adversely affect prevailing market prices for the Common Stock and the Warrants, if any such market should develop.

                                  UNDERWRITING


     Subject to the terms and conditions contained in the underwriting agreement between the Company and the Underwriters, for which Mason Hill & Co., Inc. is acting as Representative (a copy of which agreement is filed as an exhibit to the Registration Statement of which this Prospectus forms a part), the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase the number of shares of Common Stock and Warrants set forth opposite its name. All 875,000 shares and 1,750,000 Warrants offered must be purchased by the several Underwriters if any are purchased. The Shares and Warrants are being offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions.



                                                                       NUMBER OF
                                                                 ----------------------
                              UNDERWRITER                         SHARES      WARRANTS
        -------------------------------------------------------  --------    ----------
        Mason Hill & Co., Inc. ................................
        J.W. Barclay & Co., Inc. ..............................

                                                                 --------
                                                                        -
                                                                                -------
                  Total........................................   875,000     1,750,000
                                                                 =========      =======



     The Representative has advised the Company that the Underwriters propose to offer the shares of Common Stock and the Warrants to the public at the offering prices set forth on the cover page of this Prospectus and that the Underwriters may allow to certain dealers who are members in good standing with the National Association of Securities Dealers, Inc. ("NASD") concessions, not in excess of
$          per share of Common Stock and $          per Warrant. After the
initial public offering, the public offering price and concessions may be changed by the Underwriters.



     The Company has granted the Underwriters an option, exercisable for 45 days from the date of this Prospectus, to purchase up to 131,250 shares of Common Stock and 262,500 Warrants by the Company, at the public offering price less the underwriting discounts set forth on the cover page of this Prospectus. The Underwriters may exercise this option solely to cover over-allotments in the sale of the shares of Common Stock and Warrants offered hereby.



     The Company and the Selling Stockholders have agreed to pay the Underwriters a non-accountable expense allowance of 3% of the gross proceeds of the shares of Common Stock and Warrants sold in this Offering, or a total of $170,625 and $21,000, respectively ($199,368.75 and $21,000, respectively, if the Over-allotment Option is exercised in full), none of which has been paid prior to the date hereof.


     The underwriting agreement provides for reciprocal indemnification between the Company and the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933.


     The Company has agreed to sell to the Underwriters or their designees, at a price of $10, the Underwriters' Warrants, which entitle the Underwriters to purchase up to 87,500 shares of Common Stock of the Company and/or 175,000 Warrants, respectively. The securities issuable upon exercise of the Underwriters' Warrants are identical to those offered pursuant to this Prospectus. The Underwriters' Warrants will be exercisable at a price of $8.40 per share and $.18 per Warrant, respectively, for a period of four years commencing one year from the date of this Prospectus, and they will not be transferable except to underwriters and selected dealers and officers and partners thereof. Any profit realized upon any resale of the Underwriters' Warrants or upon any sale of the shares of Common Stock or Warrants underlying same may be deemed to be additional Underwriters' compensation. The Company has agreed that, upon written request of the then holder(s) of at least a majority of the Underwriters' Warrants, the Company will register (or file a post-effective amendment with respect to any registration statement registering) the Underwriters' Warrants and the underlying securities under the Securities Act at its sole expense. In addition, the Company has also agreed to certain "piggy-back" registration rights for the holders of the Underwriters' Warrants and the underlying securities.



     The Company has agreed that for a period of three years, the Representative will have the right to designate a person to be a non-voting advisor to the Company's Board of Directors who will receive the same compensation as a nonofficer member of the Board of Directors and who will be indemnified by the Company against any claims arising out of his participation at meetings of the Board of Directors. In lieu of the Representative's right to designate an advisor to the Board of Directors, the Representative shall have the right during such three year period, in its sole discretion, to designate one person for election as a director of the Company and the Company will use its best efforts to obtain the election of such person who shall be entitled to receive the same compensation, expense reimbursements and other benefits as any other director. The identity of such person has not been determined as of the date hereof, and it is not expected that such right will be exercised in the immediate future.



     The Underwriters have informed the Company that they do not expect sales of shares and the Warrants to be made to discretionary accounts to exceed 1% of the shares of Common Stock and Warrants offered hereby.



     The Offering is subject to the agreement by all present stockholders of the Company that they will not sell any shares of Common Stock to the public without the prior written consent of the Representative for a period of twenty-four months.



     The Company has agreed to enter into an agreement with the Representative retaining them as a financial consultant for a period of three years from the date hereof, pursuant to which they will receive fees aggregating $100,000 which fees will be payable in full at closing.



     The foregoing is a summary of the principal terms of the underwriting agreement, the Underwriter's Warrant, and the Consulting Agreement. Reference is made to the copies of the underwriting agreement, the Underwriters' Warrant Agreement and the Consulting Agreement which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.



     In July and August 1996, the Company consummated two private placement offerings. Pursuant to the July 1996 private placement, the Company sold 500,000 shares of Common stock at a purchase price of $.30 per share. In addition, pursuant to the August 1996 private placement, the Company sold 10 units, each unit consisting of $95,000 principal amount 10% promissory note and 10,000 shares of Common Stock, at a purchase price of $100,000 per unit. The Representative acted as placement agent for these private offerings, and received an aggregate of $134,500 in commissions and non-accountable expenses.



     Prior to the Offering, there has been no sustained public market for the Common Stock and no public market for the Warrants. Consequently, the Offering Price of the Common Stock and Warrants and the exercise price and other terms of the Warrants have been determined by the Company and the Underwriters and are not related to the Company's asset value, earnings, book value or other such criteria of value. Factors considered in determining the Offering Price of the Common Stock and Warrants and the exercise price and other terms of the Warrants include principally, the prospects for the industry in which the company operates, the Company's management, the general condition of the securities markets and the demand for securities in similar industries.


                                 LEGAL MATTERS


     The validity of the issuance of the shares offered hereby will be passed upon for the Company By Gusrae, Kaplan & Bruno, Esqs., New York, New York. The firm of Gusrae, Kaplan & Bruno owns 56,565 shares of the Common Stock of the Company. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Gersten Savage Kaplowitz, Fredericks & Curtin, LLP, New York, New York.

                                    EXPERTS

     The consolidated balance sheets of the company as of December 31, 1993, 1994 and 1995 appearing in this Prospectus and Registration Statement have been audited by McManus & Co., P.C., independent auditors, as stated in their report appearing elsewhere herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

  INDEPENDENT AUDITORS' REPORT..................................................           F-2
  CONSOLIDATED FINANCIAL STATEMENTS:
       Consolidated Balance Sheets..............................................           F-3
       Consolidated Statement of Earnings.......................................           F-4
       Consolidated Statement of Changes in Stockholders' Equity................           F-5
       Consolidated Statements of Cash Flows....................................           F-6
       Notes to Consolidated Financial Statements...............................    F-7 - F-17

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Nordic Equity Partners Corp:

We have audited the accompanying consolidated balance sheet of Nordic Equity Partners Corp. and Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of earning, stockholders equity, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of Nortelco AS, or Storebro Machine AB, which are included in the financial statements, and which statements reflect total assets constituting 48 percent and 49 percent, respectively of the related consolidated totals as of December 31, 1995 and 1994 and total revenues constituting 48 percent, 46 percent and 47 percent, respectively of the related consolidated totals for each of the three years in the period ended December 31, 1995. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion insofar as it relates to the amounts included for Nortelco AS and Storebro Machine AB is based solely on the reports of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principals used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects the financial position of Nordic Equity Partners Corp. and Subsidiaries as of December 31, 1995 and 1994 and the result of its operations, stockholder's equity and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


/s/ McMANUS & CO., P.C.
------------------------------------------------------

McManus & Co., P.C.
Certified Public Accountants

April 26, 1996

                          NORDIC EQUITY PARTNERS CORP.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                     ASSETS


                                                                 DECEMBER 31,
                                                              ------------------     SEPTEMBER 30,
                                                               1995        1994          1996
                                                              -------     ------     -------------
                                                                                      (UNAUDITED)
CURRENT ASSETS:
  Cash in Banks.............................................  $   518     $  815        $ 1,030
  Accounts Receivable (Net of allowance for doubtful
     accounts) (Note 1).....................................    3,934      2,820          4,477
  Prepaid Expenses..........................................      291         21             31
  Other Current Receivables.................................       63        229             55
  Inventories (Note 1 & 4)..................................    4,516      3,580          5,147
                                                              -------     ------        -------
          Total Current Assets..............................    9,322      7,465         10,740
                                                              -------     ------        -------
Property and Equipment (Net) (Note 1 & 3)...................    1,239      1,128          1,052
                                                              -------     ------        -------
OTHER ASSETS:
  Organization Costs, Net of Amortization...................      245        231            374
  Goodwill..................................................      434        345            397
                                                              -------     ------        -------
          Total Other Assets................................      679        576            771
                                                              -------     ------        -------
          Total Assets......................................  $11,240     $9,169        $12,563
                                                              =======     ======        =======
                                LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts Payable..........................................  $ 3,533     $2,903        $ 3,442
  Accrued Expenses..........................................    2,077      1,198          2,107
  Note Payable -- Credit Line (Note 5)......................    1,094        735          1,264
  Note Payable -- Credit Line (Note 5)......................      242          0              0
  Note Payable -- Bank (Note 6).............................      321        433          1,368
  Other Current Liabilities.................................      407      1,189            410
                                                              -------     ------        -------
          Total Current Liabilities.........................    7,674      6,458          8,591
LONG-TERM LIABILITIES:
  Notes Payable -- Bank (Note 6)............................      484        710            398
  Deferred Taxes............................................       73         14              0
  Due to Officers...........................................       43         47             43
  Due Minority Shareholders -- Nortelco.....................        0        140              0
  Other Long-Term Liabilities...............................      676        429            733
                                                              -------     ------        -------
          Total Long-Term Liabilities.......................    1,276      1,340          1,174
                                                              -------     ------        -------
          Total Liabilities.................................    8,950      7,798          9,765
                                                              -------     ------        -------
STOCKHOLDERS' EQUITY:
  Common Stock, $.001 par value, authorized 100,000 shares,
     issued and outstanding 1,800,000 and 5,934,841 shares
     respectively at December 31, 1995 and 1994 (Note 14)
     and 2,400,000 shares at September 30, 1996.............        2          6              2
  Paid In Capital...........................................    1,085        737          1,240
  Retained Earnings.........................................    1,232        645          1,595
  Cumulative Currency Translation Adjustment................      (29)       (17)           (39)
                                                              -------     ------        -------
          Total Stockholders' Equity........................    2,290      1,371          2,798
                                                              -------     ------        -------
Commitments and Contingencies (Notes 15 and 16)
Subsequent Events (Note 18)
          Total Liabilities and Stockholders' Equity........  $11,240     $9,169        $12,563
                                                              =======     ======        =======


  See Accompanying Accountants Report and Notes to the Consolidated Financial
                                  Statements.

                          NORDIC EQUITY PARTNERS CORP.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OF EARNINGS
                                 (IN THOUSANDS)


                                                                                 NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                    -------------------------------------     -----------------------
                                      1995          1994          1993          1996          1995
                                    ---------     ---------     ---------     ---------     ---------
                                                                                    (UNAUDITED)
Net Sales.........................  $  25,531     $  21,081     $  11,527     $  19,234     $  18,861
Cost of Goods Sold................     15,318        12,296         6,445        11,382        11,201
                                    ---------     ---------     ---------     ---------     ---------
Gross Profit......................     10,213         8,785         5,082         7,852         7,660
                                    ---------     ---------     ---------     ---------     ---------
Operating Expenses:
  Selling, General and
     Administrative...............      8,707         7,408         3,910         6,715         6,312
  Interest........................        536           511           830           387           382
  Depreciation and Amortization...        503           376           300           350           416
                                    ---------     ---------     ---------     ---------     ---------
                                        9,746         8,295         5,040         7,452         7,110
                                    ---------     ---------     ---------     ---------     ---------
                                          467           490            42           400           550
                                    ---------     ---------     ---------     ---------     ---------
Other Income/(Loss):
  Interest Earned.................         84            30            18           160            62
  Miscellaneous...................        210            62            41           (36)          105
                                    ---------     ---------     ---------     ---------     ---------
                                          294            92            59           124           167
                                    ---------     ---------     ---------     ---------     ---------
Earnings Before Taxes,
  Extraordinary Expense and
  Minority Interest...............        761           582           101           524           717
                                    ---------     ---------     ---------     ---------     ---------
Extraordinary Expense (Note 7)....          0             0          (155)            0             0
                                    ---------     ---------     ---------     ---------     ---------
Earnings/(Loss) Before Taxes and
  Minority Interest...............        761           582           (54)          524           717
Provision for Taxes...............        254           136            35           161           205
                                    ---------     ---------     ---------     ---------     ---------
Earnings/(Loss) Before Minority
  Interest........................        507           446           (89)          363           512
Minority Interest.................          0            54           (31)            0            78
                                    ---------     ---------     ---------     ---------     ---------
Net Earnings/(loss)...............  $     507     $     392     $     (58)    $     363     $     434
                                    =========     =========     =========     =========     =========
  Net Earnings/(Loss) Per Share:
       Net Earnings/(Loss) Before
          Extraordinary Item......  $    0.28     $    0.22     $    0.05     $    0.19     $    0.24
       Net Earnings/(Loss)........  $    0.28     $    0.22     $   (0.03)    $    0.19     $    0.24
       Weighted Average Number of
          Common Shares
          Outstanding.............  1,800,000     1,799,705     1,799,690     1,937,500     1,800,000


  See Accompanying Accountants Report and Notes to the Consolidated Financial
                                  Statements.

                          NORDIC EQUITY PARTNERS CORP.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)


                                                                                   CUMULATIVE       TOTAL
                                                      ADDITIONAL                    CURRENCY       STOCK-
             JANUARY 1, 1993               COMMON      PAID IN       RETAINED     TRANSLATION      HOLDERS'
          TO SEPTEMBER 30, 1996            STOCK       CAPITAL       EARNINGS      ADJUSTMENT      EQUITY
-----------------------------------------  ------     ----------     --------     ------------     -------
January 1, 1993..........................   $  6        $  141        $  311         $  111        $   569
Foreign Currency Adjustment..............                                               (17)           (17)
Net Loss 1993............................                                (58)                          (58)
                                             ---        ------        ------          -----         ------
          Total Stockholders' Equity,
            December 31, 1993............      6           141           253             94            494
Foreign Currency Adjustment..............                                              (111)          (111)
Reverse Stock Split 1 X 50...............     (5)           33                                          28
Sale of Stock............................      4           186                                         190
                                                                                                         0
Capital Contributions....................                  377                                         377
Common Stock Issued......................      1                                                         1
Net Earnings 1994........................                                392                           392
                                             ---        ------        ------          -----         ------
          Total Stockholders' Equity,
            December 31, 1994............      6           737           645            (17)         1,371
Untaxed Reserve..........................                                 80                            80
Foreign Currency Adjustment..............                                               (12)           (12)
Common Stock Issued......................      1           220                                         221
Reverse Stock Split 1 X 1000.............     (6)            6                                           0
Capital Contributions....................                  123                                         123
Common Stock Issued to Chairman of Board
  and Various Other Parties..............      1            (1)                                          0
Net Earnings 1995........................                                507                           507
                                             ---        ------        ------          -----         ------
          Total Stockholders' Equity,
            December 31, 1995............      2         1,085         1,232            (29)         2,290
Foreign Currency Adjustment (Unaudited
)  ......................................                                               (10)           (10)
Net Earnings for the Nine Months Ended
  September 30, 1996 (Unaudited).........                                363                           363
Private Placement........................                   50                                          50
Private Placement........................                  105                                         105
                                             ---        ------        ------          -----         ------
          Total Stockholders Equity,
            September 30, 1996
            (Unaudited)..................   $  2        $1,240        $1,595         $  (39)       $ 2,798
                                             ===        ======        ======          =====         ======


  See Accompanying Accountants Report and Notes to the Consolidated Financial
                                  Statements.

                          NORDIC EQUITY PARTNERS CORP.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                  DECEMBER 31,               SEPTEMBER 30,
                                                          -----------------------------    -----------------
                                                           1995       1994       1993       1996      1995
                                                          -------    -------    -------    ------    -------
                                                                                           (UNAUDITED)
Cash Flow from Operating Activities:
Net Income (Loss).......................................  $   507    $   392    $   (58)   $  363    $   434
Adjustments to Reconcile Net Income/(Loss) to Net Cash
  Provided/(Used) in Operating Activities:
  Depreciation and Amortization.........................      503        376        300       350        416
  (Increase)/Decrease in Accounts Receivable............   (1,114)      (867)      (295)     (543)    (1,418)
  (Increase)/Decrease in Other Receivables..............      158        117         42         8         24
  (Increase)/Decrease in Inventories....................     (936)    (1,743)      (709)     (631)      (658)
  (Increase)/Decrease in Deferred Taxes.................       59         14         10       (73)       (20)
  (Increase)/Decrease in Prepaid Expenses...............     (270)       (21)       (23)      260         29
  Increase/(Decrease) in Accounts Payable...............      630        767        812       (91)       392
  Increase (Decrease) in Other Liabilities..............     (535)       265        656        60        332
  Increase (Decrease) in Accrued Expenses...............      879      1,119     (1,177)       30         98
                                                          --------   --------   --------   -------   --------
         Total Adjustments..............................     (626)        27       (384)     (630)      (805)
Net Cash Provided (Used) by Operating Activities........     (119)       419       (442)     (267)      (371)
                                                          --------   --------   --------   -------   --------
Cash Flow From Investing Activities:
  (Purchase) of Property, Plant & Equipment.............     (536)      (279)         0      (101)      (172)
  Disposal of Property, Plant & Equipment...............       70      4,781          0        26         48
  (Increase)/Decrease in Goodwill.......................     (175)      (380)         0         0       (175)
  Increase/(Decrease) in Minority interest..............     (140)       138          0         0        (78)
  (Increase)/Decrease in Organization Costs.............      (68)      (172)         0      (180)       (43)
                                                          --------   --------   --------   -------   --------
Net Cash Provided (Used) by Investing Activities........     (849)     4,088          0      (255)      (420)
Cash Flow from Financing Activities:
  Increase/(Decrease) in Note Payable-Credit Line.......      359        (66)       (11)      170       (217)
  Increase/(Decrease) in Note Payable-Credit Line.......      242          0          0      (242)       176
  Increase/(Decrease) in Paid in Capital................      348        596          0       155        348
  Increase/(Decrease) in Notes Payable-Bank(Current)....     (112)    (2,538)       271     1,047        119
  Increase/(Decrease) in Notes
    Payable-Bank(Long-Term).............................     (226)    (1,896)       308       (86)       152
  Increase/(Decrease) in Common Stock...................       (4)         4          0         0         (4)
  Increase/(Decrease) in Cumulative Currency Translation
    Adjustment..........................................      (12)      (111)       (17)      (10)        (8)
  Increase/(Decrease) in Due to Officers................       (4)        47          0         0         21
  Increase/(Decrease) in Untaxed Reserve................       80          0          0         0          0
                                                          --------   --------   --------   -------   --------
Net Cash Provided (Used) by Financing Activities........      671     (3,964)       551     1,034        587
Net Increase/Decrease in Cash...........................     (297)       543        109       512       (204)
Cash -- At Beginning of Year/Period.....................      815        272        163       518        815
                                                          --------   --------   --------   -------   --------
Cash -- At End of Year/Period...........................  $   518    $   815    $   272    $1,030    $   611
                                                          ========   ========   ========   =======   ========
Supplementary Disclosure of Cash Flow Information
  Cash Paid During the Year For:
    Interest............................................  $   536    $   511    $   830    $  387    $   382
    Income Taxes........................................      254        136         35       161        205


  See Accompanying Accountants Report and Notes to the Consolidated Financial
                                  Statements.

                 NORDIC EQUITY PARTNERS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation:

     The consolidated financial statements are presented in US dollars and in accordance with accounting principles accepted in the United States.

  (b) Corporate Reorganization:

     On May 26, 1994 Nortelco AS, a Norwegian corporation, Storebro Machine AB, a Swedish corporation and Sherman, Goelz & Associates, a United States corporation combined businesses. The combination was accounted for by the pooling of interest method. 1,071,000 shares of common stock were issued in the business combination. Prior to the combination Nortelco AS had net sales of $5,055,049; extraordinary income of $416,103 and net earnings of $25,896. Storebro Machine AB had net sales of $698,719; extraordinary income of $ -0-, and net income of $128,295. There were no changes in net assets and retained earnings as a result of combining enterprises.

  (c) Foreign Currency Translation:

     Sales and expenses denominated in foreign currencies are translated at average exchange rates in effect during the period. The assets and liabilities of foreign operations are translated into US dollars using the current exchange rate. Translation gains and losses are accumulated as a separate component of stockholders equity.

  (d) Revenue:

     Sales are recorded net of returns of merchandise. Revenue is recognized when the merchandise is shipped. Costs are expensed when incurred, accordingly, the Company does not defer any costs.

  (e) Inventories:

     Inventories have been valued using the first in - first out method. Raw materials and purchased manufactured and semi-manufactured products have been valued at the lowest of purchase price or replacement costs.

     Manufactured and semi-manufactured products have been valued to manufacturing costs, including appropriate share of indirect costs.

  (f) Net Earnings/(Loss) Per Common Share:

     Net earnings/(loss) per common share is determined by dividing the weighted average number of common shares outstanding during the year into net earnings. Common share equivalents in the form of options and warrants are excluded from the calculation since they have an anti-dilutive effect on per share figures.

                 NORDIC EQUITY PARTNERS CORP. AND SUBSIDIARIES

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED)

  (g) Equipment:

     Equipment is stated at cost less accumulated depreciation as follows:

         ASSET                  METHOD        RATE
------------------------    --------------    ----
Computer Equipment          Straight Line      20%
Machinery and Equipment     Straight Line      20%
Furniture and Fixtures      Straight Line      20%
Cars                        Straight Line      20%

  (h) Income Taxes:

     Effective January 1, 1993, the Company adapted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires a change from the deferral method to assets and liability method of accounting for income taxes.

  (i) Interim Financial Statements:

     In the opinion of management, the unaudited interim financial statements for the nine months ended September 30, 1996 are presented on a basis consistent with the audited annual financial statements and reflect all adjustments consisting only of normal recurring accruals necessary for fair presentation of the results of such periods. The results of operations for the period ended September 30, 1996 are not necessarily indicative of the results expected for the year ended December 31, 1996.

  (j) Allowance for Doubtful Accounts:

     The Company has established an allowance for doubtful accounts equal to the estimated amount of uncollectible accounts receivable. Management's allowance for doubtful accounts of approximately $13,000 and $14,000 at December 31, 1995 and 1994 respectively, and $13,000 at September 30, 1996 are considered adequate based upon an analysis of accounts receivable.

  (k) Intangible Assets:

     Organization costs are amortized on the straight-line method over a life of 60 months. Goodwill is amortized on the straight-line method over forty years. Accumulated amortization is $139,000 and $61,000 at December 31, 1995 and 1994 respectively and $197,000 at September 30, 1996.

  (l) Stock Split:

     On September 15, 1995 and May 10, 1994 the Board of Directors of the Company authorized a 1 to 1000 and 1 to 50 reverse stock split respectively. The common shares referred to in these financial statements have been retroactively adjusted to give effect to the split for all periods presented.

  (m) Warranties:

     The Company is mandated by law to provide the customer with a two year warranty. Since the majority of sales are comprised of goods bought for resale the warranty would in fact be against the original manufacturer.

                 NORDIC EQUITY PARTNERS CORP. AND SUBSIDIARIES

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED)

NOTE 2 -- CORPORATE REORGANIZATION AND POOLING OF INTEREST

     The Corporation was incorporated under the name Pearl Ventures in November 1, 1986 in the State of Nevada.

     In April 1988 the name of the Corporation was changed to Sherman, Goelz and Associates. In May of 1994 Nordic entered into a business combination with Nortelco AS and Storebro Machine AB (see Note 1). This combination was done through the exchange of 1,071,000 shares of common stock and $1,000,000 from Nordic to the stockholders of record of Nortelco AS and Storebro Machine AB.

     These transactions, under Common Control, are accounted for at historical cost which is in accordance with a pooling of interest business combination.

NOTE 3 -- PROPERTY AND EQUIPMENT

     Property and equipment and related accumulated depreciation for the years ended December 31, 1995 and 1994 and for the nine months ended September 30, 1996 are summarized as follows:

                                                  DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                      1995           1994           1996
                                                  ------------   ------------   -------------
        Machinery and Equipment.................  $  2,634,000   $  2,257,000    $  2,779,000
        Automobiles.............................       582,000        493,000         582,000
        Less Accumulated Depreciation...........    (1,977,000)    (1,622,000)     (2,309,000)
                                                   -----------    -----------     -----------
                                                  $  1,239,000   $  1,128,000    $  1,052,000
                                                   ===========    ===========     ===========

NOTE 4 -- INVENTORIES

     Inventories consist of the following:

                                                   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                       1995           1994           1996
                                                   ------------   ------------   -------------
        Raw Materials............................   $  650,000     $  293,000     $   672,000
        Work in Process..........................      339,000        249,000         367,000
        Finished Goods...........................    3,527,000      3,038,000       4,108,000
                                                    ----------     ----------      ----------
                  Total..........................   $4,516,000     $3,580,000     $ 5,147,000
                                                    ==========     ==========      ==========

NOTE 5 -- NOTE PAYABLE

  Credit Line:

     The Company has an open line of credit of approximately $1,400,000 with the bank, secured by accounts receivable, inventory, and fixed assets of which the Company has used approximately $1,094,083 as of December 31, 1995. Approximately $70,000 of the total line of credit is personally guaranteed by Bjorn Nysted, President of Nortelco AS. The line of credit bears interest at a rate of approximately 10%.


     The Company has a second line of credit of approximately $250,000 with Handelsbanken. The credit line is secured by accounts receivable, inventory and fixed assets of the Company and bears interest at a rate of approximately
8 1/2%. As of December 31, 1995, the Company had approximately $242,000 outstanding under the second line of credit.

                 NORDIC EQUITY PARTNERS CORP. AND SUBSIDIARIES

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED)

NOTE 6 -- NOTES PAYABLE


                                                      DECEMBER 31,
                                                ------------------------    SEPTEMBER 30,
                                                  1995          1994            1996
                                                ---------    -----------    -------------
     Handelsbaken Bank secured by accounts
       receivable, inventory and fixed assets,
       bearing interest at approximately 12%.
       (Due in Swedish Krona; 1,026,613 and
       1,550,998 respectively.)...............        -0-        137,588         234,007
     Dynatech installment loan secured by
       accounts receivable, inventory and
       fixed assets, due April 1997, bearing
       no interest. (Due in Swedish Krona and
       Norwegian Krona; 318,000 and 108,000
       and 159,000 and 54,268
       respectively.).........................     41,109            -0-          32,731
     DenNorske Bank notes payable, secured by
       accounts receivable, inventory and
       fixed assets as follows:
          Bearing interest at 12% per annum
            due 1996. Due in Norwegian Krona,
            (128,724 and 432,416
            respectively.)....................     20,371         63,948             -0-
          Bearing interest at approximately
            12% per annum due 1997. Due in
            Norwegian Krona, (819,492, 709,983
            & 950,855 respectively.)..........    129,687        104,996         146,128
          Bearing interest at approximately
            12% per annum due 1997. Due in
            Norwegian Krona (131,208 &
            197,579, respectively.)...........     20,764         29,219             -0-
          Bearing interest at 9.5% per annum
            due 1998. Due in Norwegian Krona,
            (2,499,999, 3,641,073 & 1,747,930
            respectively.)....................    395,632        538,461         268,623
          Bearing interest at 9.5% per annum
            due 1998. Due in Norwegian Krona,
            (1,249,999, 1,820,533 & 874,998
            respectively.)....................    197,816        269,230         134,460
     Promissory note due in United States
       Dollars bearing interest @ 10% due the
       earlier of the closing of the public
       offering (see subsequent events
       Note -- 18) or February 15, 1998.......        -0-            -0-         950,000
     Total....................................    805,379      1,143,442       1,765,949
     Less: Current portion of long term
       debt...................................    321,292        433,135       1,368,317
                                                ---------    -----------    -------------
     Long term debt...........................  $ 484,087    $   710,307     $   397,632
                                                 ========      =========      ==========


     Principal repayment in each of the next four years are as follows:

                 NORDIC EQUITY PARTNERS CORP. AND SUBSIDIARIES

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED)

                1996..............................................  $ 321,292
                1997..............................................    300,919
                1998..............................................    161,675
                1999..............................................     21,493
                                                                     --------
                                                                    $ 805,379
                                                                     ========

NOTE 7 -- SECURED LOAN

     The bank has a Security Loan of approximately $720,000 on Storebro AS manufactured machinery. The bank has guaranteed delivery of purchased machinery to certain customers; if the Company fails to deliver, the bank is liable to reimburse all monies paid to the Company by the customer up to $720,000.

NOTE 8 -- PENSION

     The Company finances its pension liability through a collective pension agreement which is equivalent to a defined benefit plan. This plan is for Nortelco only and works as follows. The benefit is for all employees, including management. All expenses are covered by the Company. When a person retires at the age of 67, he/she will receive a monthly payment of approximately 60% of the difference between the salary earned 5 years before retirement and the public pension plan. To receive this benefit, it is necessary to have been employed by Nortelco for 30 years.

NOTE 9 -- EXTRAORDINARY EXPENSE

     The extraordinary expense of $155,000 results from the sale on Nortelco's previous daughter company Norpump AS.

NOTE 10 -- MINORITY INTEREST

     In November, 1994, the Company and Universal entered into an agreement pursuant to which the company acquired all of the issued and outstanding common stock of Nortelco owned by Universal (80%).

     In November, 1995, the Company and Nordic Business Development entered into an agreement pursuant to which the company acquired the remaining 20% of the issued and outstanding common stock of Nortelco.

NOTE 11 -- UNTAXED RESERVE

     The untaxed reserves are made up of appropriations from income before tax, (Storebro only), which are allowable deductions for Swedish income tax purposes. When these reserves are brought back to income, either in accordance with tax regulations or voluntarily, they will be taxed at the rates then applicable.

NOTE 12 -- ADVERTISING

     All advertising costs are expensed as incurred. The Company does not incur any cost for direct-response advertising.

                 NORDIC EQUITY PARTNERS CORP. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED)

NOTE 13 -- INCOME TAXES

     a) As discussed in Note 1, the Company adopted the provisions of Statement of Financial Standards (SFAS) No. 109 "Accounting for Income Taxes". The effective tax rate for the Company is reconcilable to statutory tax rates as follows:

                                                         DECEMBER 31,          SEPTEMBER 30,
                                                    ----------------------     -------------
                                                             1994     1993     1996     1995
                                                             ----     ----     ----     ----
                                                    1995      %        %        %       %
                                                    ----
                                                     %
        Norway Statutory Tax Rate.................    28       28       28       28       28
        Sweden Statutory Tax Rate.................    28       28       28       28       28
        United States Statutory Tax Rate..........    34       34       34       34       34

     b) The Company has a temporary difference that gives rise to a deferred tax liability in Norway amounting to $73,000 and $14,000 as of December 31, 1995 and 1994.

     c) All of the Company's income is generated from Nortelco and subsidiaries, Norwegian Companies and Storebro, a Swedish company. As such, the income is not taxable in the United States.

     d) Deferred taxes in the profit and loss account are taxes calculated for temporary differences between tax and accounting result. Instead of showing the year's tax gross disposals in the account, the effect of tax is entered as a part of the year's tax cost. Deferred taxes are set aside as long-term liabilities in the balance sheet.

NOTE 14 -- CAPITAL STOCK

     a) Authorized Capital:

        100,000,000; $0.001 par value voting common shares.

     b) Issued and outstanding:

        2,400,000; $0.001 par value voting common shares.

     c) Share Transaction:

        During the year, the Company had the following share transactions:

             (I) Sold 180 shares of the Company's common stock to Mark Oldmar for all the outstanding securities of Nortelco Audiatur, AB.

             (II) Sold 490 shares of the Company's common stock to Ovington Investments for all the outstanding securities of Storebro Machine, AB.

             (III) Sold 581 shares of the Company's common stock to Universal Commodity Trading Group, S.A. for all of the outstanding securities of Nortelco, AS.

             (IV) 126,271 shares were issued at $1.75 per share to a third party.

             (V) A 1 for 1,000 reverse split of issued and outstanding shares

             (VI) Stock Issue:

                   1,793,939 shares were issued to Goran Haggqvist, Chairman of the Board of the company.

                 NORDIC EQUITY PARTNERS CORP. AND SUBSIDIARIES

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED)

             (VII) 999,550 shares were transferred from Goran Haggqvist, Chairman of the Board of the Company, to various other parties.

             (VIII) 216,000 shares were transferred from various parties to Nordic Business Development A/S for the final 20% of Nortelco AS.

             (IX) 500,000 shares were issued in a private placement.

             (X) 100,000 shares were issued in a private placement.

NOTE 15 -- LEASE

     The Company has entered into long term leases with minimum annual rental payments approximately as follows:

                1996.............................................  $  494,800
                1997.............................................     490,000
                1998.............................................     490,000
                1999.............................................     490,000
                2000.............................................     490,000
                Thereafter.......................................   1,110,000
                                                                   ----------
                Total                                              $3,564,800
                                                                   ==========

Rent expense for the year ended December 31, 1995 and 1994, amounted to $534,600 and $713,339 respectively.

NOTE 16 -- STOCK OPTIONS AND STOCK WARRANTS

     The Company had no outstanding stock options or stock warrants at December 31, 1995.

     A Stock Option Plan was instituted in 1995 where by 250,000 shares were reserved for issuance as incentive stock options.

     These options will be issued at fair market value at time of granting. As of December 31, 1995, no options have been granted under the Stock Option Plan.

                 NORDIC EQUITY PARTNERS CORP. AND SUBSIDIARIES

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED)

NOTE 17 -- INDUSTRY SEGMENTAL INFORMATION

     The Company operates in three industry segments. The first is the distribution of electrical and audio visual equipment. The second is the design and installation of conference rooms and auditoriums. The third is the manufacturing and distribution of lathes. The segments are summarized as follows:

                                                          DESIGN &     MANUFACTURING
                                         DISTRIBUTION   INSTALLATION   DISTRIBUTION      TOTAL
                                         ------------   ------------   -------------   ----------
        1995
        Net Sales......................    19,278,000      2,034,000     4,219,000     25,531,000
        Gross Profit...................     7,619,000        811,000     1,783,000     10,213,000
        General Corporate Expenses.....     6,846,000        655,000     1,415,000      8,916,000
        Interest Expense...............       507,000         27,000         2,000        536,000
        Income Before Provision for
          Taxes........................       266,000        129,000       366,000        761,000
        Identifiable Assets............     8,642,000        230,000     2,368,000     11,240,000
        Capital Expenditures...........       507,000         27,000         2,000        536,000
        Depreciation & Amortization....       474,000         17,000        12,000        503,000

        1994
        Net Sales......................    16,833,000      1,376,000     2,423,000     20,632,000
        Gross Profit...................     6,220,000        520,000     1,596,000      8,336,000
        General Corporate Expenses.....     5,526,000        485,000     1,232,000      7,243,000
        Interest Expenses..............       489,000         21,000         1,000        511,000
        Income Before Provision for
          Taxes........................       205,000         14,000       363,000        582,000
        Identifiable Assets............     7,374,000        205,000     1,590,000      9,169,000
        Capital Expenditures...........       489,000         21,000         1,000        511,000
        Depreciation & Amortization....       355,000         16,000         5,000        376,000

NOTE 18 -- SUBSEQUENT EVENTS

  Public Offering:

     On April 30, 1996, the Company executed a letter of intent for a proposed public offering. The offering consists of $775,000 shares of common stock, $.001 par value of the Company and 2,600,000 redeemable common stock purchase warrants.

     The warrants are redeemable, in whole or in part, by the Company at a price of $.05 per Warrant, commencing one year after the Effective Date and prior to their expiration, provided that prior written notice of not less than thirty days is given to the Warrantholders, the closing bid price of the Company's common stock for the twenty consecutive trading days immediately prior to the date on which the notice of redemption is given, shall have exceeded $13.00 per share, and Warrantholders shall have exercise rights until the close of business the day preceding the date fixed for redemption.

                                AUDITOR'S REPORT

                          STOREBRO MACHINE AKTIEBOLAG

     I have examined the Annual Reports, the Accounting Records and the administration by the Board of Directors and the Managing Director for January 1 to December 31, 1994 and for January 1 to December 31, 1995. The examination was carried out in accordance with generally accepted auditing standards.

     The Annual Reports has been prepared in accordance with the Swedish Companies Act.

     I recommend

     that the Income Statement and Balance Sheet be adopted,

     that the Net income be distributed in accordance with the recommendation of the Board of Directors.

     that the members of the Board of Directors and the Managing Director be discharged from personal liability for the financial year.


/s/ MATS LANDEN
------------------------------------------------------
Mats Landen
Authorized Public Accountant

May 23, 1996

                           AUDITORS' REPORT FOR 1994

To the Annual Shareholders' Meeting of Nortelco AS

We have audited the annual financial statements of Nortelco AS for 1994, showing a net income for the year of NOK 3,936,822 for the parent company and a consolidated net income for the year of NOK 1,892,618. The annual financial statements, which comprise the Board of Directors' report, profit and loss account, balance sheet cash flow statement and notes to the accounts and consolidated accounts, are presented by the company's Board of Directors.

Our responsibility is to examine the company's annual financial statements, its accounting records and other related matters.

We have conducted our audit in accordance with relevant laws, regulations and Norwegian generally accepted auditing standards. We have performed those audit procedures considered necessary to confirm that the annual financial statements are free of material misstatements. We have examined selected parts of the evidence supporting the accounts and assessed the accounting principles applied, the estimates made by management, and the content and presentation of the annual financial statements. To the extent required by Norwegian generally accepted auditing standards, we have reviewed the company's internal control and the management of its financial affairs.

The Board of Directors' proposal for the allocation of the net income and transfer between equity accounts complies with the provisions of the Norwegian Joint-Stock Companies Act.

In our opinion, the annual financial statements have been prepared in accordance with the requirements of the Norwegian Joint-Stock Companies Act and present fairly the financial position of the company and group as of December 31, 1994 and the result of its operations for the year then ended, in conformity with Norwegian generally accepted accounting principles.

Without having impact on the conclusion above, we would like to emphasize that the taxes withheld are not deposited in a separate bank account as set forth in sec. 11 in the tax payment law.

Oslo, March 29, 1995
ERNST & YOUNG AS

/s/ ERLAND STENBERG
------------------------------------------------------
Erland Stenberg
State Authorized Public Accountant (Norway)

Note: The translation into English has been prepared for information purposes only.

                           AUDITORS' REPORT FOR 1995

To the Annual Shareholders' Meeting of Nortelco AS

We have audited the annual financial statements of Nortelco AS for 1995, showing a net income for the year of NOK 1,071,084 for the parent company and a consolidated net income for the year of NOK 1,168,331. The annual financial statements, which comprise the Board of Directors' report, profit and loss account, balance sheet cash flow statement and notes to the accounts and consolidated accounts, are presented by the company's Board of Directors.

Our responsibility is to examine the company's annual financial statements, its accounting records and other related matters.

We have conducted our audit in accordance with relevant laws, regulations and Norwegian generally accepted auditing standards. We have performed those audit procedures considered necessary to confirm that the annual financial statements are free of material misstatements. We have examined selected parts of the evidence supporting the accounts and assessed the accounting principles applied, the estimates made by management, and the content and presentation of the annual financial statements. To the extent required by Norwegian generally accepted auditing standards, we have reviewed the company's internal control and the management of its financial affairs.

The Board of Directors' proposal for the allocation of the net income and transfer between equity accounts complies with the provisions of the Norwegian Joint-Stock Companies Act.

In our opinion, the annual financial statements have been prepared in accordance with the requirements of the Norwegian Joint-Stock Companies Act and present fairly the financial position of the company and group as of December 31, 1995 and the result of its operations for the year then ended, in conformity with Norwegian generally accepted accounting principles.

Without having impact on the conclusion above, we would like to emphasize that the taxes withheld are not deposited in a separate bank account as set forth in sec. 11 in the tax payment law.

Oslo, April 22, 1996
ERNST & YOUNG AS


/S/ ERLAND STENBERG
------------------------------------------------------
Erland Stenberg
State Authorized Public Accountant (Norway)

Note: The translation into English has been prepared for information purposes only.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    4
Risk Factors..........................    9
Use of Proceeds.......................   15
Dilution..............................   16
Dividend Policy.......................   17
Capitalization........................   18
Market for Securities.................   18
Selected Financial Information........   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   21
Business..............................   27
Management............................   35
Principal Stockholders................   38
Selling Stockholders..................   39
Certain Transactions..................   39
Description of Securities.............   43
Shares Eligible for Future Sale.......   44
Underwriting..........................   46
Legal Matters.........................   47
Experts...............................   48
Index to Financial Statements.........  F-1

  UNTIL           , 1997 (25 DAYS AFTER THE
DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE SHARES OF
COMMON STOCK OFFERED HEREBY, WHETHER OR NOT
PARTICIPATING IN THE DISTRIBUTION, MAY BE
REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN
ADDITION TO THE OBLIGATION OF DEALERS TO
DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
--------------------------------------------
--------------------------------------------


------------------------------------------------------
------------------------------------------------------
                                 NORDIC EQUITY
                                 PARTNERS CORP.

                                 875,000 SHARES
                              OF COMMON STOCK AND
                             1,750,000 COMMON STOCK
                               PURCHASE WARRANTS


                              --------------------

                                   PROSPECTUS
                              --------------------

                             MASON HILL & CO., INC.


                            J.W. BARCLAY & CO., INC.


                                          , 1997

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses of this Offering all of which are to be paid by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:


        SEC registration fee............................................  $  8,026.41
        NASD filing fee.................................................     4,435.23
        NASDAQ-NMS listing and Filing fee...............................    33,875.00
        Printing and engraving expenses.................................    60,000.00
        Accounting fees and expenses....................................    50,000.00
        Legal fees and expenses.........................................   175,000.00
        Blue sky fees and expenses......................................    75,000.00
        Transfer agent fees.............................................    10,000.00
        Miscellaneous expenses..........................................    13,663.36
                                                                          -----------
                  Total.................................................  $430,000.00
                                                                          ===========


---------------

* Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In general, Section 145 of the Delaware General Corporation Law provides that persons who are officers or directors of a corporation may be indemnified by the corporation for acts performed in their capacities as such. The Registrant's by-Laws authorize indemnification in accordance with and to the extent permitted by said statute.

     The Company's Certificate of Incorporation and By-Laws provide for indemnification to the fullest extent permitted by law.

     Reference is also made to Section 8 of the Underwriting Agreement filed as
Exhibit 1.1 to this Registration Statement, pursuant to which the underwriter has agreed to indemnify and hold harmless the company and its directors, officers and controlling persons against certain liabilities.

     Except as hereinafter set forth, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of the Company is indemnified in any manner against any liability which he may incur in his capacity as such.

     Article SEVENTH of the Company's Certificate of Incorporation provides as follows:

          Directors of the corporation shall not be liable either to the corporation or its stockholders for monetary damages for breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or (4) a transaction from which the director derived any improper personal benefit.

     Article X of the Company's By-Laws provides as follows:

          The Corporation shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee or agent of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director, officer or employee or agent at the request of the Corporation or any predecessor of the Corporation.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Except as set forth below, there were no sales of unregistered securities by the Registrant during the past three (3) years:


          In April 1994, Nortelco issued a 12% $240,350 principal amount promissory note, payable upon demand, to Mr. Bjorn Nysted in consideration of a loan made by Mr. Nysted in connection with the acquisition by Nortelco of certain assets of the Norwegian operations of Dynatech Corporation, a Massachusetts corporation, for approximately $240,350. This transaction was exempt from registration under the Section 4(2) of the Act as not involving a public offering.



          Effective as of July 30, 1994, the Registrant sold 180 shares of the Company's Common Stock to Mark Oldmar in consideration for the acquisition of all of the outstanding securities of Nortelco Audiatur AB. This transaction was exempt from registration under the Section 4(2) of the Act as not involving a public offering.


          Effective as of November 23, 1994, the Registrant sold 490 shares of the Company's Common Stock to Ovington Investments Limited in consideration for the acquisition of all of the outstanding securities of Storebro Machine AB. This transaction was exempt from registration under Section 4(2) of the Act as not involving a public offering.

          Effective as of November 23, 1994, the Registrant sold 581 shares of the Company's Common Stock to Universal Commodity Trading Group, S.A. in consideration for the acquisition of all of the outstanding securities of Nortelco AS. This transaction was exempt from registration under Section 4(2) of the Act as not involving a public offering.


          In January 1995, the Registrant sold 126,271 shares of the Company's Common Stock to Mayfair Capital Limited for an aggregate consideration of $220,974.25. This transaction was exempt from registration under Section 4(2) of the Act as not involving a public offering.



          In May 1995, the Registrant issued 4,680,002 shares of Common Stock to the holders of Common Stock of Sherman, Goelz & Associates. This transaction was exempt from registration under Section 4(2) of the Act as not involving a public offering.



          In September 1995, the Registrant sold 1,793,939 shares of the Company's Common Stock to Mr. Goran Haggqvist for aggregate consideration of $1,000,000. This transaction was exempt from registration under the Securities Act of 1933, as amended (the "Act"), under Section 4(2) of the Act as not involving a public offering.


          In July 1996, the Registrant issued an aggregate of 500,000 shares of Common Stock to a total of 2 private investors, who paid total gross consideration of $150,000. These transactions were exempt from registration under the Act, under Section 4(2) and Rule 506 of Regulation D of the Act as not involving a public offering. Mason Hill & Co., Inc. acted as Placement Agent for these issuances and received an aggregate of $19,500 in commissions (10%) and non-accountable expense allowances (3%). The recipients of all of the foregoing securities represented that such securities were being acquired for investment and not with a view to the distribution thereof. In addition, the certificates evidencing such securities bear restrictive legends.

          In August 1996, the Registrant issued an aggregate of $950,000 principal amount twelve percent (12%) promissory notes, and 100,000 shares of Common Stock to a total of 14 private investors, who paid total gross consideration of $1,000,000. These transactions were exempt from registration under the Act, under Section 4(2) and Rule 506 of Regulation D of the Act as not involving a public offering. Mason Hill & Co., Inc. acted as Placement Agent for these issuances and received an aggregate of $115,000 in commissions (10%) non-accountable expenses (1.5%). The recipients of all of the foregoing securities represented that such securities were being acquired for investment and not with a view to the distribution thereof. In addition, the certificates evidencing such securities bear restrictive legends.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


     1.1      Form Underwriting Agreement
     1.2      Form of Selected Dealers Agreement*
     2.1      Agreement and Plan of Merger, dated as of May 15, 1995, by and between Sherman,
              Goelz and Associates and the Company**
     3.1      Articles of Incorporation, as amended and restated to date (including certificate of merger)**
     3.2      By-Laws**
     4.1      Form of Underwriter's Warrant*
     4.2      Form of Financial Advisory and Investment Banking Agreement with the
              Underwriter*
     4.3      Form of Common Stock Certificate**
     4.4      Form of Common Stock Purchase Warrant**
     4.5      Form of Promissory Note used for Bridge Loans**
     4.6      Form of Warrant Agreement*
     5.1      Opinion of Gusrae Kaplan & Bruno*
    10.1      Registrant's 1996 Stock Option Plan**
    10.2      Employment Agreement with Goran Haggqvist**
    10.3      Employment Agreement with Bjorn Nysted**
    10.4      Employment Agreement with Kjell Sjostrand**
    10.5      Agreement dated May 12, 1994 by and between Universal Commodity Trading Group,
              S.A. and the Registrant, as amended
    10.6      Agreement dated November 30, 1995 by and between Nordic Business Development and the Registrant**
    10.7      Agreement dated May 15, 1994 by and between Nortelco AS, the Registrant and
              Marc Olmar, as amended**
    10.8      Stock Purchase Agreement dated September 20, 1994 by and between Monkwell
              Consultants, Ltd. and Nortelco System Teknikk AS**
    10.9      Stock Purchase Agreement dated May 16, 1994 by and between Ovington Investments
              Ltd. and the Registrant, as amended
    10.10     Agreement between Storebro Machine AB and MWD-Vertriebs GmbH
    10.11     Agreement, dated April 14, 1993, between Nortelco AS and Audiatur AB.
    21.1      List of Subsidiaries of the Registrant**
    23.1      Consent of Gusrae, Kaplan & Bruno (to be included in Exhibit 5.1)*
    23.2      Consent of McManus & Co., P.C.
    23.3      Consent of Ohrlings Coopers & Lybrand
    23.4      Consent of Ernst & Young


---------------

 * To be filed by Amendment.


** Previously Filed.


     All other schedules are omitted, as the required information is either inapplicable or presented in the financial statements or related notes.

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (5) The undersigned registrant hereby undertakes to provide to the underwriters, at the closing, specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 14th day of January 1997.


                                          NORDIC EQUITY PARTNERS CORP.

                                          By: /s/ BJORN NYSTED
                                            Bjorn Nysted
                                            President and Director

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated:


                   SIGNATURE                                TITLE                    DATE
-----------------------------------------------  ----------------------------  -----------------

               /s/ BJORN NYSTED                  President and Director         January 14, 1997
-----------------------------------------------
                 Bjorn Nysted

              /s/ GORAN HAGGQVIST                Chairman of the Board          January 14, 1997
-----------------------------------------------
                Goran Haggqvist

                /s/ JAN THUNELL                  Director                       January 14, 1997
-----------------------------------------------
                  Jan Thunell

               /s/ ESPEN KOMNAES                 Director                       January 14, 1997
-----------------------------------------------
                 Espen Komnaes

              /s/ KJELL SJOSTRAND                Chief Financial Officer,       January 14, 1997
-----------------------------------------------  Treasurer, and Secretary
                Kjell Sjostrand                  (Principal Accounting and
                                                 Financial Officer)

                                 EXHIBIT INDEX


                                                                                 SEQUENTIALLY
    EXHIBIT                                                                        NUMBERED
    NUMBER                                DESCRIPTION                                PAGE
    ------     -------------------------------------------------------------------------------
     1.1       Form Underwriting Agreement.......................................
     1.2       Form of Selected Dealers Agreement*...............................
     2.1       Agreement and Plan of Merger, dated as of May 15, 1995, by and between Sherman, Goelz and Associates and the Company**...........
     3.1       Articles of Incorporation, as amended and restated to date
               (including certificate of merger)**...............................
     3.2       By-Laws**.........................................................
     4.1       Form of Underwriter's Warrant*....................................
     4.2       Form of Financial Advisory and Investment Banking Agreement with the Underwriter*..................................................
     4.3       Form of Common Stock Certificate**................................
     4.4       Form of Common Stock Purchase Warrant**...........................
     4.5       Form of Promissory Note used for Bridge Loans**...................
     4.6       Form of Warrant Agreement*........................................
     5.1       Opinion of Gusrae Kaplan & Bruno*.................................
    10.1       Registrant's 1996 Stock Option Plan**.............................
    10.2       Employment Agreement with Goran Haggqvist**.......................
    10.3       Employment Agreement with Bjorn Nysted**..........................
    10.4       Employment Agreement with Kjell Sjostrand**.......................
    10.5       Agreement dated May 12, 1994 by and between Universal Commodity
               Trading Group, S.A. and the Registrant, as amended................
    10.6       Agreement dated November 30, 1995 by and between Nordic Business
               Development and the Registrant**..................................
    10.7       Agreement dated May 15, 1994 by and between Nortelco AS, the
               Registrant and Marc Olmar, as amended**...........................
    10.8       Stock Purchase Agreement dated September 20, 1994 by and between
               Monkwell Consultants, Ltd. and Nortelco System Teknikk AS**.......
    10.9       Stock Purchase Agreement dated May 16, 1994 by and between
               Ovington Investments Ltd. and the Registrant, as amended..........
    10.10      Agreement between Storebro Machine AB and MWD-Vertriebs GmbH......
    10.11      Agreement, dated April 14, 1993, between Nortelco AS and Audiatur
               AB................................................................
    21.1       List of Subsidiaries of the Registrant**..........................
    23.1       Consent of Gusrae, Kaplan & Bruno (to be included in Exhibit
               5.1)*.............................................................
    23.2       Consent of McManus & Co., P.C.....................................
    23.3       Consent of Ohrlings Coopers & Lybrand.............................
    23.4       Consent of Ernst & Young..........................................


---------------

 * To be filed by Amendment.

** Previously Filed.